As filed with the Securities and Exchange Commission on August 7, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________

CORNERSTONE ONDEMAND, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-4068197 (IRS Employer Identification No.)
1601 Cloverfield Blvd.
Suite 620 South
Santa Monica, CA 90404
(310) 752-0200
(Address, including zip code, and telephone number, including area code, of principal executive offices)
__________________

Adam Weiss
Chief Administrative Officer & General Counsel
Cornerstone OnDemand, Inc.
1601 Cloverfield Blvd.
Suite 620 South
Santa Monica, CA 90404
(310) 752-0200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rachel B. Proffitt Bradley M. Libuit Cooley LLP 101 California Street, 5th Floor San Francisco, CA 94111 (415) 693-2000
_____________________
From time to time after the effective date of this Registration Statement
(Approximate date of commencement of proposed sale to the public)
_____________________
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒                        Accelerated filer ☐
Non-accelerated filer ☐                        Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
5.75% Convertible Senior Notes due 2021	$294,000,000	100%	$294,000,000	$36,603
Common Stock, par value $0.0001	8,435,242(2)	—	—	— (3)
Total				$36,603

(1)
Equals the aggregate principal amount of 5.75% Convertible Senior Notes due 2021 (the “notes”) being registered. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)
Pursuant to the indenture governing the notes, this value represents the maximum aggregate number of shares of common stock, par value $0.0001 (“common stock”), issuable upon conversion of the notes registered hereby at a conversion rate corresponding to the maximum conversion rate of 28.6913 shares of our common stock per $1,000 principal amount of the notes. Pursuant to Rule 416 under the Securities Act, the Registrant is also registering such indeterminate number of additional shares of common stock as may be issuable from time to time upon conversion of the notes as a result of the anti-dilution provisions thereof.

(3)	No additional consideration will be received upon conversion of such notes, and therefore no registration fee is required pursuant to Rule 457(i) under the Securities Act.

PROSPECTUS

Cornerstone OnDemand, Inc.

$294,000,000
5.75% Convertible Senior Notes due 2021
and any Shares of Common Stock Issuable upon Conversion
On December 8, 2017, we sold $300 million principal amount of our 5.75% Convertible Senior Notes due 2021 (the “notes”). We sold the notes in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). This prospectus may be used from time to time by certain recipients of the notes (as further provided for in the section entitled “Selling Securityholders” in this prospectus, the “selling securityholders”) to offer up to $294,000,000 in aggregate principal amount of the notes and the shares of our common stock, par value $0.0001 (“common stock”) issuable upon conversion of the notes, in any manner described under the section entitled “Plan of Distribution” in this prospectus. The selling securityholders may sell the notes or any such shares of common stock in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at privately negotiated prices directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. If the selling securityholders use underwriters, broker-dealers or agents, we will name them and describe their compensation in a supplement to this prospectus as may be required. We will receive no proceeds from any sale by the selling securityholders of the securities offered by this prospectus, but in some cases we have agreed to pay certain registration expenses. Please read this prospectus and any applicable prospectus supplement carefully before you invest.
The notes are not listed on any securities exchange. Our common stock is listed on the Nasdaq Global Select Market (“Nasdaq”) and trades under the symbol “CSOD.” On August 6, 2018, the closing sale price of our common stock on Nasdaq was $51.00 per share.
______________________________________________________________________________________________________
Investing in our securities involves risks. You should carefully read and consider the risk factors included in our periodic reports, in any applicable prospectus supplement relating to a specific offering of securities and in any other documents we file with the Securities and Exchange Commission (“SEC”). See the sections entitled “Risk Factors” below on page 9, in our other filings with the SEC and in the applicable prospectus supplement, if any.
Neither the SEC nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
 _________________________________________________________________________________________________________________
The date of this prospectus is August 7, 2018.

ABOUT THIS PROSPECTUS
Neither we nor the selling securityholders or the underwriters, if any, have authorized anyone to provide you with any information or to make any representation other than as may be contained in or incorporated by reference into this prospectus, any prospectus supplement or in any free writing prospectus that we may file with the Securities and Exchange Commission (the “SEC”). We do not, and the selling securityholders or the underwriters, if any, do not, take any responsibility for, and can provide no assurances as to, the reliability of any information that others may provide you. This prospectus and any applicable prospectus supplement or free writing prospectus do not constitute an offer to sell any securities in any jurisdiction where such offer and sale are not permitted. The information contained in or incorporated by reference into this prospectus or any prospectus supplement, free writing prospectus or other offering material is accurate only as of the respective dates of those documents or information, regardless of the time of delivery of the documents or information or the time of any sale of the securities. Neither the delivery of this prospectus or any applicable prospectus supplement nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or any applicable prospectus supplement or in our affairs since the date of this prospectus or any applicable prospectus supplement.
This prospectus is part of an “automatic shelf” registration statement that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 of the Securities Act. By using a shelf registration statement, the selling securityholders named in this prospectus may offer and sell the securities described in this prospectus in one or more offerings or resales.
Information about the selling securityholders may change over time. Any changed information given to us by the selling securityholders will be set forth in a prospectus supplement if and when necessary. Further, in some cases, the selling securityholders will also be required to provide a prospectus supplement containing specific information about the terms on which they are offering and selling notes or shares of common stock. If a prospectus supplement is provided and the description of the offering in the prospectus supplement varies from the information in this prospectus, you should rely on the information in the prospectus supplement. You should read this prospectus and any prospectus supplement for a specific offering of securities, together with additional information described in the sections entitled “Where You Can Find More Information” and “Incorporation by Reference” below, before making an investment decision. You should rely only on the information contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement or any free writing prospectus prepared by or on behalf of us to which we have referred you. If there is any inconsistency between this prospectus and the information contained in a prospectus supplement or any free writing prospectus, you should rely on the information in the prospectus supplement or such free writing prospectus prepared by or on behalf of us to which we have referred you.
Unless we state otherwise or the context otherwise requires, references to “Cornerstone,” the “Company,” “us,” “we” or “our” in this prospectus mean Cornerstone OnDemand, Inc. and its consolidated subsidiaries. When we refer to “you” in this section, we mean all purchasers of the securities being offered by this prospectus and any accompanying prospectus supplement, whether they are the holders or only indirect owners of those securities.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street NE, Room 1580, Washington, D.C. 20549. Please call the SEC at l-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings, including the Registration Statement and the exhibits and schedules thereto, are also available to the public from the SEC’s website at http://www.sec.gov. You can also access our SEC filings through our website at investors.cornerstoneondemand.com. Except as expressly set forth below, we are not incorporating by reference the contents of the SEC website or our website into this prospectus or any accompanying prospectus supplement.

INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus and information that we file later with the SEC will automatically update and supersede this information. This means that you must look at all of the SEC filings that we incorporate by reference (including any future filings) to determine if any of the statements in this prospectus or in any documents previously incorporated by reference have been modified or superseded. Any statement contained or incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or therein, or in any subsequently filed document which also is incorporated by reference herein or therein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference into this prospectus the following documents:

•
our annual report on Form 10-K for the fiscal year ended December 31, 2017 (the “Annual Report”), including the information specifically incorporated by reference into the Annual Report from our definitive proxy statement on Schedule 14A filed on May 8, 2018;

•	our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2018 and June 30, 2018;

•
our current reports on Form 8-K filed on January 17, 2018 (except for the information furnished pursuant to Item 7.01 of Form 8-K and the furnished exhibit relating to that information), February 13, 2018 (except for the information furnished pursuant to Item 2.02 of Form 8-K and the furnished exhibit relating to that information), March 2, 2018, May 8, 2018 (except for the information furnished pursuant to Items 2.02 and 9.01 of Form 8-K and the furnished exhibits relating to that information), June 6, 2018, and June 20, 2018; and

•
the description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on March 2, 2011 (including any amendment or report filed for the purpose of updating that description).

In addition to the items listed above, we also incorporate by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this prospectus through the completion of the offering. We will not, however, incorporate by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of our current reports on Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.
You may request a copy of any documents incorporated by reference in this prospectus at no cost, by writing or telephoning us at the following address or telephone number:
Cornerstone OnDemand, Inc.
1601 Cloverfield Blvd.
Santa Monica, CA 90404
(310) 752-0200
Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and other documents we file with the SEC contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. Forward-looking statements are any statements that look to future events and consist of, among other things, statements regarding our business strategies; anticipated future operating results and operating expenses; our ability to attract new clients to enter into subscriptions for our products; our ability to service those clients effectively and induce them to renew and upgrade their deployments of our products; our ability to expand our sales organization to address effectively the new industries, geographies and types of organizations we intend to target; our ability to accurately forecast revenue and appropriately plan our expenses; market acceptance of enhanced products; alternate ways of addressing talent management needs or new technologies generally by us and our competitors; continued acceptance of Software-as-a-Service (“SaaS”) as an effective method for delivering human capital management products and other business management products; the attraction and retention of qualified employees and key personnel; our ability to protect and defend our intellectual property; costs associated with defending intellectual property infringement and other claims; our ability to exploit Big Data to drive increased demand for our products; events in the markets for our products and alternatives to our products, as well as in the United States and global markets generally; future regulatory, judicial and legislative changes in our industry; our ability to successfully integrate our operations with those of recently acquired companies; and changes in the competitive environment in our industry and the markets in which we operate. In addition, forward-looking statements also consist of statements involving trend analyses and statements including such words as “may,” “believe,” “could,” “anticipate,” “would,” “might,” “plan,” “expect,” and similar expressions or the negative of such terms or other comparable terminology. These forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement, and are based on information available to us as of such date. Other risks, uncertainties and factors, including the risk factors discussed under “Risk Factors” in this prospectus and those discussed in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and our other reports filed from time to time with the SEC, could cause our actual results to differ materially from those projected in any forward-looking statements. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions or otherwise.

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus and the documents incorporated by reference. This summary does not contain all of the information that you should consider before deciding to invest in the notes or our common stock. You should read this entire prospectus carefully, including the “Risk Factors” beginning on page 9 of this prospectus and our consolidated financial statements and the related notes and other documents incorporated by reference, before you decide to invest in the notes or our common stock.
Cornerstone OnDemand, Inc.
Cornerstone was incorporated on May 24, 1999 in the state of Delaware and began its principal operations in November 1999.

Cornerstone is a leading global provider of learning and human capital management software, delivered as SaaS. We are one of the world’s largest cloud computing companies with approximately 36.7 million users across 3,363 clients in 192 countries and 43 different languages. We help organizations around the globe recruit, train and manage their employees.

Our human capital management platform combines the world’s leading unified talent management solutions with state-of-the-art analytics and HR administration solutions to enable organizations to manage the entire employee lifecycle. Our focus on continuous learning and development helps organizations to empower employees to realize their potential and drive success.

Cornerstone works with clients across all geographies, verticals and market segments. Our clients include multi-national corporations, large domestic and foreign-based enterprises, mid-market companies, public sector organizations, healthcare providers, higher education institutions, non-profit organizations and small businesses. We sell our platform domestically and internationally through both direct and indirect channels, including direct sales teams throughout North and South America, Europe, and Asia-Pacific and distributor relationships with payroll companies, human resource consultancies and global system integrators.

Our enterprise human capital management platform is composed of four product suites:

•	Our Recruiting suite helps organizations to source and attract candidates, assess and select applicants, onboard new hires and manage the entire recruiting process;

•
Our Learning suite enables clients to manage training and development programs, knowledge sharing and collaboration among employees, track compliance requirements and support career development for employees;

•	Our Performance suite provides tools to manage goal setting, performance reviews, competency assessments, development plans, continuous feedback, compensation management and succession planning; and

•	Our HR Administration suite supports employee records administration, organizational management, employee and manager self-service, workforce planning and compliance reporting.

Our clients can supplement the product suites with our state-of-the-art analytics capabilities to make more-informed decisions using data from across the platform for talent mobility, engagement and development so that HR and leadership can focus on strategic initiatives to help their organization succeed.

In addition to our enterprise human capital management platform, we offer Cornerstone PiiQ, formerly known as Cornerstone Growth Edition, which is a cloud-based talent management solution with performance and learning products targeted to organizations with 500 or fewer employees.

Our Client Success team supports our clients’ ongoing optimization of their talent processes and use of our platform. In addition, our Cornerstone Edge solutions allow our clients and partners to more easily integrate with a growing marketplace of service providers.

After the initial purchase of our platform, we continue to market and sell to our existing clients, who may renew their subscriptions, add additional products, broaden the deployment of the platform across their organizations and increase usage of the platform over time.
Silver Lake Transaction
On November 8, 2017, we entered into an investment agreement with certain affiliates of Silver Lake Group, L.L.C. (“Silver Lake”), relating to the issuance of the notes, and amended the investment agreement on November 28, 2017 (the “Investment Agreement”). The transaction closed on December 8, 2017. In connection with the closing, we entered into an indenture, dated December 8, 2017, with U.S. Bank National Association, acting as trustee, pursuant to which the notes were issued (the “indenture”).
Pursuant to the terms of the Investment Agreement, Silver Lake became entitled to nominate two individuals to our board of directors (the “board”). As long as Silver Lake or its affiliates beneficially own shares of our common stock (assuming conversion of the notes held by Silver Lake) representing at least 10% of the outstanding shares of our common stock, Silver Lake will maintain the right to nominate two individuals for election to the board, at least one of whom will be a managing director, director, officer, senior-level employee or advisor of Silver Lake or certain of its affiliates. As long as Silver Lake or its affiliates beneficially own shares of our common stock (assuming conversion of the notes held by Silver Lake) representing at least 4% of the outstanding shares of our common stock, Silver Lake will maintain the right to nominate one individual for election to the board, which individual will be a managing director, director, officer, senior-level employee or advisor of Silver Lake or certain of its affiliates.
In accordance with the terms of the Investment Agreement, Silver Lake nominated, and the board elected, Joseph Osnoss and Elisa Steele to the board.

The Notes

Issuer	Cornerstone OnDemand, Inc., a Delaware corporation.

The Notes	$300,000,000 principal amount of our 5.75% Convertible Senior Notes due 2021.

Maturity Date	July 1, 2021, unless earlier converted or repurchased.

Interest and Interest Payment Dates
5.75% per year, accruing from, and including, December 8, 2017 and payable semi-annually in arrears on January 1 and July 1 of each year (beginning on January 1, 2018). We will pay additional interest and/or special interest, if any, at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “Description of Notes-Events of Default.”

Regular Record Dates	December 15 and June 15 of each year, immediately preceding the applicable interest payment date.

Conversion Rights
Holders may convert all or a portion of their notes at any time prior to the close of business on the scheduled trading day immediately preceding the maturity date based on the applicable conversion rate. The initial conversion rate for the notes is 23.8095 shares of common stock per $1,000 principal amount of notes.

Upon conversion, we will deliver for each $1,000 principal amount of notes converted a number of shares of our common stock equal to the conversion rate (together with a cash payment in lieu of delivering any fractional share). See “Description of Notes-Conversion Rights.” Holders who convert their notes in connection with a make-whole fundamental change, as defined herein, may be entitled to a make-whole premium in the form of an increase in the conversion rate. See “Description of Notes-Conversion Rights-Adjustment to the Conversion Rate Upon the Occurrence of a Make-Whole Fundamental Change.”

No Redemption	We may not redeem the notes prior to the maturity date and no “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically.

Fundamental Change
If we undergo a fundamental change, as defined herein, subject to certain conditions, a holder will have the right, at its option, to require us to repurchase all or part of the principal amount of the notes at a purchase price equal to 100% of the principal amount of the notes to be repurchased plus the sum of the amounts of all remaining scheduled interest payments through and including the maturity date. See “Description of Notes-Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change.”

Limitation on the Incurrence of Indebtedness
The indenture governing the notes limits our ability and the ability of our subsidiaries to incur additional indebtedness unless the consolidated total debt ratio (as defined under “Description of Notes-Limitation on the Incurrence of Indebtedness”) for us and our subsidiaries on the date on which such indebtedness is incurred would have been equal to or less than 2.50 to 1.00 and the consolidated net debt ratio (as defined under “Description of Notes-Limitation on the Incurrence of Indebtedness”) for us and our subsidiaries on the date on which such indebtedness is incurred would have been equal to or less than 2.00 to 1.00; provided that nothing will prohibit us and our subsidiaries from incurring indebtedness in respect of purchase money indebtedness of up to $10.0 million in the aggregate at any one time outstanding. See “Description of Notes-Limitation on the Incurrence of Indebtedness.”

Ranking
The notes are our senior unsecured obligations and rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to any of our liabilities that are not so subordinated; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

As of June 30, 2018, we and our subsidiaries had $553 million aggregate principal amount of indebtedness for borrowed money, all of which was senior unsecured indebtedness under the notes and our 1.50% convertible senior notes due 2018 that matured on July 1, 2018 (the “2018 notes”). On July 2, 2018, the 2018 notes were repaid and are no longer outstanding. As of June 30, 2018, we and our subsidiaries had $905 of indebtedness and other liabilities (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) to which the notes would have been structurally subordinated.

Use of Proceeds
The selling securityholders will receive all of the proceeds from their sale from time to time under this prospectus and any accompanying prospectus supplement of the notes and the shares of common stock issuable upon conversion of the notes. We will not receive any proceeds from these sales.

Registration Rights
We prepared this prospectus in connection with our obligations under the Investment Agreement, which provides the selling securityholders with certain registration rights with respect to the resale of the notes and the shares of common stock issuable upon conversion of the notes, if any. Pursuant to the Investment Agreement, we have agreed to use our reasonable efforts to keep the shelf registration statement of which this prospectus is a part effective until the earliest of such time as all registrable securities have (a) been sold in accordance with the plan of distribution disclosed in this prospectus or (b) otherwise cease to be outstanding.

Transfer Restrictions
The notes remain subject to transfer restrictions which, subject to certain exceptions, contractually prohibit the selling securityholders from transferring the economic consequences of ownership of the notes or the shares of common stock to be issued upon conversion of the notes until the earlier of (i) December 8, 2018 and (ii) the consummation of a change in control of us or the entry into a definitive agreement for a transaction that, if consummated, would result in a change in control of us.

Listing	The notes are not listed on any securities exchange. Our common stock is listed on the Nasdaq Global Select Market under the symbol “CSOD.”

Risk Factors
See “Risk Factors” and other information included or incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the notes or the common stock.

U.S. Federal Income Tax Consequences
The notes will be treated as being issued with original issue discount (“OID”) for U.S. federal income tax purposes because the price at which the notes were first sold to holders was less than the stated principal amount of the notes by more than a de minimis amount. A holder of a note will be required to include the OID in income as ordinary interest income for U.S. federal income tax purposes as it accrues (which may be in advance of interest being paid on the note), regardless of such holder’s regular method of accounting. Prospective purchasers of the notes should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences of the purchase and ownership of the notes, including any possible differing treatments of the notes. See “Material U.S. Federal Income Tax Considerations” for more information.

Ratio of Earnings to Fixed Charges
Our earnings were insufficient to cover fixed charges for each of the periods in the table below and, accordingly, we have not included a ratio of earnings to fixed charges for these periods. The following table sets forth our deficiency of earnings available to cover fixed charges on a historical basis for the periods indicated. The following table is qualified by the more detailed information appearing in the computation table set forth in Exhibit 12.1 to the registration statement of which this prospectus forms a part and the historical consolidated financial statements, including the notes to those consolidated financial statements, incorporated by reference in this prospectus. You should read this table in conjunction with the financial statements and notes incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporated by Reference.”

	Year Ended December 31,					Six Months Ended June 30,
	2013	2014	2015	2016	2017	2018
	(In thousands)
						(Unaudited)
Deficiency of earnings to cover fixed charges	$(40,554)	$(64,044)	$(84,335)	$(65,630)	$(59,589)	$(27,154)

RISK FACTORS
Investing in the notes or our common stock (collectively, the “Securities”) involves risks. You should carefully consider the risk factors described below as well as those described in Part I, Item 1A, “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, and any updates to those risk factors or new risk factors contained in our subsequent Quarterly Reports on Form 10-Q, all of which is incorporated by reference into this prospectus, as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act, as well as any prospectus supplement relating to a specific offering or resale. Before making any investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or in any applicable prospectus supplement or free writing prospectus. For more information, see the sections entitled “Where You Can Find More Information” and “Incorporation by Reference” above. These risks could materially affect our business, results of operations or financial condition and affect the value of our Securities. You could lose all or part of your investment. Additionally, the risks and uncertainties discussed in this prospectus or in any document incorporated by reference into this prospectus are not the only risks and uncertainties that we face, and additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, results of operations or financial condition.
Risks Related to the Notes and our Common Stock
We may issue additional shares of common stock (including upon conversion of the notes) or instruments convertible into shares of common stock, which may materially and adversely affect the market price of our shares of common stock and the trading price of the notes.
We may conduct future offerings of our shares of common stock, or securities convertible into our shares of common stock to fund acquisitions, finance operations or for other purposes. In addition, we may also issue shares of our common stock under our equity awards plans and upon conversion of the notes. The notes do not contain restrictive covenants that would prevent us from offering our shares of common stock or other securities convertible into our shares of common stock in the future. The market price of our shares of common stock or the trading price of the notes could decrease significantly if we conduct such future offerings, if any of our existing stockholders sells a substantial amount of our shares of common stock or if the market perceives that such offerings or sales may occur. Moreover, any additional issuance of our shares of common stock will dilute the ownership interest of our existing stockholders, and may adversely affect the ability of holders of the notes to participate in any appreciation of our shares of common stock.
The notes are effectively subordinated to any secured indebtedness we may incur and are structurally subordinated to all of the obligations of our subsidiaries, including trade payables, which may limit our ability to satisfy our obligations under the notes.
The notes are our senior unsecured obligations and rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to any of our liabilities that are not so subordinated; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets. Except for the limitation described under “Description of Notes- Limitation on the Incurrence of Indebtedness” with respect to the incurrence of additional indebtedness, the indenture governing the notes will not prohibit us or our subsidiaries from incurring additional debt, nor will it prohibit any of our subsidiaries from incurring additional liabilities.
As of June 30, 2018, our total consolidated indebtedness was $553 million, all of which was unsecured indebtedness under the notes and our 1.50% convertible senior notes due 2018 that matured on July 1, 2018 (the “2018 notes”). On July 2, 2018, the 2018 notes were repaid and are no longer outstanding. As of June 30, 2018, we and our subsidiaries had $905 million of indebtedness and other liabilities (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) to which the notes would have been structurally subordinated.

Servicing our debt will require a significant amount of cash, which could adversely affect our business, financial condition and results of operations.
Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, which represent an aggregate principal amount of $300 million following the repayment of the 2018 notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not generate cash flow from operations in the future sufficient to satisfy our obligations under the notes and any future indebtedness we may incur and to make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as reducing or delaying investments or capital expenditures, selling assets, refinancing or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance the notes or future indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on the notes or future indebtedness.

Recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the notes.
Investors in, and potential purchasers of, the notes who employ, or seek to employ, a convertible arbitrage strategy with respect to the notes may be adversely impacted by regulatory developments that may limit or restrict such a strategy. The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock, borrow our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the notes.
The indenture governing the notes contains restrictions that will limit our and our subsidiaries’ ability to incur additional indebtedness.
The indenture governing the notes contains a covenant that, subject to certain exceptions, restricts our and our subsidiaries’ ability to incur additional indebtedness depending upon our and our subsidiaries’ consolidated total debt ratio and consolidated net debt ratio. This covenant limits our operational flexibility and could prevent us from taking advantage of business opportunities as they arise, growing our business or competing effectively. See “Description of Notes-Limitation on the Incurrence of Indebtedness.”
Despite our current debt levels, subject to certain conditions and limitations, we may still incur substantially more debt or take other actions which would intensify the risks discussed above.
Despite our current consolidated debt levels, subject to certain conditions and limitations in the indenture governing the notes, we and our subsidiaries may be able to incur substantial additional debt in the future, some of which may be secured debt. Except for the limitation described under “Description of Notes-Limitation on the Incurrence of Indebtedness” with respect to the incurrence of additional indebtedness, we and our subsidiaries are not restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on the notes when due.
The notes are only protected by a limited set of restrictive covenants.
Except for the limitation described under “Description of Notes-Limitation on the Incurrence of Indebtedness” with respect to the incurrence of indebtedness, the indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture will not contain any covenants or other provisions to afford protection to holders of the notes in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders except to the extent described under “Description of Notes-Limitation on the Incurrence of Indebtedness,” “Description of Notes-Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change,” “Description of Notes-Conversion Rights-Adjustment to the Conversion Rate Upon the Occurrence of a Make-whole Fundamental Change” and “Description of Notes-Consolidation, Merger and Sale of Assets.”
Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the notes.
The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus or the documents incorporated by reference herein or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. The market price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading price of the notes.
Holders of notes are not entitled to any rights with respect to our shares of common stock, but may be subject to any changes made with respect to our shares of common stock.
Holders of notes are generally not entitled to any rights with respect to our shares of common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on shares of common stock) prior to the conversion date with respect to any notes they surrender for conversion, but they are subject to all changes affecting our shares of common stock. For example, if an amendment is proposed to our certificate of incorporation or bylaws which requires stockholder approval, and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date with respect to any notes surrendered for conversion, then the holder surrendering such notes will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.
Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions do not afford protection to holders of notes in the event of certain transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, holders of the notes would not have the right to require us to repurchase their notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure, the value of the notes and our shares of common stock or any credit ratings, thereby adversely affecting holders of the notes.
The conversion rate of the notes may not be adjusted for all dilutive events.
The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of certain stock dividends on shares of our common stock, the issuance of certain rights or warrants to holders of shares of our common stock, subdivisions or combinations of shares of our common stock, distributions of capital stock, indebtedness or assets to holders of our common stock, certain cash dividends and certain issuer tender or exchange offers, as described under “Description of Notes-Conversion Rights-Adjustments to the Conversion Rate.” However, the conversion rate will not be adjusted for other events, such as third party tender offers or exchange offers or the issuance of shares of our common stock, or securities convertible into shares of our common stock, in underwritten or private offerings, that may adversely affect the market price of shares our of common stock and the trading price of the notes. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.
The trading price of the notes may be adversely affected by whether an active trading market develops for the notes and other factors.
There is currently no active trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or for inclusion in any automated dealer quotation system. A market may not develop for the notes or, if developed, may not continue. There can be no assurance as to the liquidity of any market that may develop for the notes. If a market develops, the notes could trade at prices that may be lower than the initial offering price of the notes. The liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security, by changes in the market price of our shares of common stock, which may be volatile, and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. If an active, liquid market does not develop for the notes, the trading price and liquidity of the notes may be adversely affected.
We may not have the ability to raise the funds necessary to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to repurchase the notes.
Holders of the notes have the right to require us to repurchase their notes upon the occurrence of a fundamental change at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus the sum of the amounts of all remaining scheduled interest payments through and including the maturity date, as described under “Description of Notes- Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change.” However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of notes surrendered therefor. In addition, our ability to repurchase the notes may be limited by law, by regulatory authority or by agreements governing our future indebtedness. Our failure to repurchase notes at a time when the repurchase is required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes.
The increase in the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate holders for any lost value of their notes as a result of such make-whole fundamental change.
If a make-whole fundamental change occurs, under certain circumstances, we will increase the conversion rate for the notes by a number of additional shares of our common stock for notes converted in connection with such make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which the make-whole fundamental change becomes effective and the price paid (or deemed to be paid) per share of our common stock in such transaction, as described below under “Description of Notes-Conversion Rights-Adjustment to the Conversion Rate Upon the Occurrence of a Make-Whole Fundamental Change.”
The increase in the conversion rate, if any, for notes converted in connection with a make-whole fundamental change may not adequately compensate a holder for the lost value of its notes as a result of such transaction. In addition, if the applicable price in the transaction is greater than $160.00 per share or less than $34.85 per share (in each case, subject to adjustment), no increase will be made to the conversion rate. The obligation to increase the conversion rate upon the occurrence of a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

The fundamental change and make-whole fundamental change provisions may delay or prevent an otherwise beneficial takeover attempt of us.
The fundamental change repurchase rights, which allow holders to require us to repurchase all or a portion of their notes upon the occurrence of a fundamental change, as defined in “Description of Notes-Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change,” and the provisions requiring an increase to the conversion rate for conversions in connection with a make-whole fundamental change may delay or prevent a takeover of us and the removal of incumbent management that might otherwise be beneficial to investors. See “Description of Notes-Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change” and “Description of Notes-Conversion Rights-Adjustment to the Conversion Rate Upon the Occurrence of a Make-Whole Fundamental Change.”
The notes may not be rated or may receive a lower rating than anticipated.
We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes, and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes on credit watch, the trading price of the notes could decline.
You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.
The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs prior to maturity, under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See “Certain Material U.S. Federal Income Tax Considerations-Consequences to U.S. Holders-Constructive Distributions.”
If you are a non-U.S. holder (as defined under “Certain Material U.S. Federal Income Tax Considerations”), any deemed dividend would be subject to U.S. federal withholding tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). The amount of any such withholding tax may be set off against any subsequent payment or distribution otherwise payable on the notes (or the issuance of shares of common stock upon a conversion of the notes). See “Certain Material U.S. Federal Income Tax Considerations-Consequences to Non-U.S. Holders-Dividends and Constructive Distributions.”
The notes are currently held in book-entry form and, therefore, holders must rely on the procedures and the relevant clearing systems to exercise their rights and remedies.
The notes are currently held in book-entry form. Unless and until certificated notes are issued in exchange for book-entry interests in the notes, owners of the book-entry interests will not be considered owners or holders of notes. Instead, The Depository Trust Company (“DTC”), or its nominee, is the sole holder of the notes. Payments of principal, interest (including any additional interest and/or special interest), cash amounts due upon conversion, and other amounts owing on or in respect of the notes in global form are made to the paying agent, which makes the payments to DTC. Thereafter, such payments are credited to DTC participants’ accounts that hold book-entry interests in the notes in global form and credited by such participants to indirect participants. Unlike holders of the notes themselves, owners of book-entry interests do not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the notes. Instead, if a holder owns a book-entry interest, such holder is permitted to act only to the extent such holder has received appropriate proxies to do so from DTC or, if applicable, a participant. We cannot assure holders that the procedures implemented for the granting of such proxies will be sufficient to enable holders to vote on any requested actions on a timely basis.
The notes will be treated as being issued with OID for U.S. federal income tax purposes.
The notes will be treated as being issued with OID for U.S. federal income tax purposes because the price at which the notes were first sold to holders was less than the stated principal amount of the notes by more than a de minimis amount. Because the OID is greater than a de minimis amount, a holder of a note will be required to include the OID in income as ordinary interest income for U.S. federal income tax purposes as it accrues (which may be in advance of interest being paid on the note), regardless of such holder’s regular method of accounting. Prospective purchasers of the notes should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences of the purchase and ownership of the notes, including any possible differing treatments of the notes. For a fuller discussion see “Certain Material U.S. Federal Income Tax Considerations-Consequences to U.S. Holders-Interest.”

The notes may be treated as contingent debt for U.S. federal income tax purposes.

We may be required to make additional payments on the notes in certain circumstances, including upon settlement of the interest make-whole payment described in “Description of Notes-Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change.” Due to a lack of relevant authority regarding certain of these payments, the applicability to the notes of U.S. Treasury Regulations governing contingent payment debt instruments is uncertain. In particular, the effect of the interest make-whole payment on the tax treatment of the notes is unclear. We intend to take the position that the possibility of such payments does not result in the notes being treated as contingent payment debt instruments under the applicable U.S. Treasury Regulations. Our position is not binding on the Internal Revenue Service (“IRS”). If the IRS takes a position contrary to that described above, a U.S. holder (as defined in “Certain Material U.S. Federal Income Tax Considerations”) may be required to accrue interest income based upon a “comparable yield” (which would be higher than the stated interest on the notes), with adjustments to such accruals when any contingent payments are made that differ from the payments based on the comparable yield. In addition, any gain on a sale or other taxable disposition of the notes or upon conversion of the notes would be treated as ordinary income rather than as capital gain. See “Certain Material U.S. Federal Income Tax Considerations.”

USE OF PROCEEDS
The selling securityholders will receive all of the proceeds from their sale from time to time under this prospectus and any accompanying prospectus supplement of the notes or the common stock issuable upon conversion of the notes. We will not receive any proceeds from these sales.

DESCRIPTION OF NOTES
The notes were issued under an indenture (which we refer to as the “indenture”) dated as of December 8, 2017, between us and U.S. Bank National Association, as trustee (which we refer to as the “trustee”). A copy of the indenture is filed as an exhibit to the registration statement of which this prospectus forms a part. The following summary of the terms of the notes and the indenture does not purport to be complete and is subject, and qualified in its entirety by reference, to the detailed provisions of the notes and the indenture. Those documents, and not this description, define a holder’s legal rights as a holder of the notes. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). For purposes of this summary, the terms “Cornerstone,” “we,” “us” and “our” refer only to Cornerstone OnDemand, Inc. and not to any of its subsidiaries, unless we specify otherwise. Unless the context requires otherwise, the term “interest” includes defaulted interest, if any, payable pursuant to the indenture and “additional interest” and “special interest” payable pursuant to the provisions described under “-Events of Default.”

General
On December 8, 2017, we issued $300 million in aggregate principal amount of our 5.75% convertible senior notes due 2021 (the “notes”) under the indenture. The notes bear interest at a rate of 5.75% per annum, payable semi-annually in arrears on January 1 and July 1 of each year, beginning on January 1, 2018, to holders of record at the close of business on the preceding December 15 and June 15 immediately preceding the January 1 and July 1 interest payment dates, respectively, except as described below.
The notes:

•	were issued in minimum denominations of $1,000 principal amount and integral multiples thereof;

•	are our senior unsecured obligations;

•
are convertible at any time prior to the close of business on the scheduled trading day immediately preceding the maturity date into shares of our common stock at an initial conversion rate of 23.8095 shares of our common stock per $1,000 principal amount of notes (which represents an initial conversion price of approximately $42.00 per share of our common stock);

•
include a limitation on our ability and the ability of our subsidiaries to incur additional indebtedness depending on our and our subsidiaries’ consolidated total debt ratio and consolidated net debt ratio, as described under “-Limitation on the Incurrence of Indebtedness;”

•
are subject to repurchase by us at the option of the holder upon a fundamental change, as described under “-Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change,” at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus the sum of the amounts of all remaining scheduled interest payments through and including the maturity date;

•	bear additional interest and/or special interest under the circumstances described under “-Events of Default;” and

•	mature on July 1, 2021.
The notes were issued as global securities as described below under “-Form, Denomination and Registration of Notes.” We will make payments in respect of the notes by wire transfer of immediately available funds to The Depository Trust Company (“DTC”), or its nominee as registered owner of the global securities.

A holder may convert notes at the office of the conversion agent, present notes for registration of transfer or exchange at the office of the registrar for the notes and present notes for payment at maturity at the office of the paying agent. We have appointed the trustee as the initial conversion agent, registrar and paying agent for the notes. There is no sinking fund provided for the notes. The indenture does not contain any financial covenants and, except as specified below under “-Limitation on the Incurrence of Indebtedness,” does not limit our ability to incur additional indebtedness, pay dividends or repurchase our securities. In addition, the indenture does not provide any protection to holders of notes in the event of a highly leveraged transaction or a change in control, except as, and only to the limited extent, described under “-Limitation on the Incurrence of Indebtedness,” “-Conversion Rights-Adjustment to the Conversion Rate Upon the Occurrence of a Make-whole Fundamental Change,” “-Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change,” and “-Consolidation, Merger and Sale of Assets.” If any payment date with respect to the notes falls on a day that is not a business day, we will make the payment on the next succeeding business day. The payment made on the next succeeding business day will be treated as though it had been made on the original payment date, and no interest will accrue on the payment for the additional period of time. The registered holder of a note (including DTC or its nominee in the case of notes issued as global securities) will be treated as its owner for all purposes. Only registered holders will have the rights under the indenture.

Additional Notes

Unless holders of 100% in aggregate principal amount of the outstanding notes consent, we may not increase the principal amount of the notes outstanding under the indenture by issuing additional notes in the future (except for notes authenticated and delivered upon registration of transfer or exchange or in lieu of other notes in certain limited circumstances).

Ranking

The notes are our senior unsecured obligations and rank:

•	senior in right of payment to any of our existing and future indebtedness or other obligations that are expressly subordinated in right of payment to the notes;

•	equal in right of payment to any of our existing and future unsecured indebtedness or other obligations that are not so subordinated;

•	effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	structurally junior to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries.

As of June 30, 2018, we and our subsidiaries had $553 million aggregate principal amount of indebtedness for borrowed money, all of which was senior unsecured indebtedness under the notes and the 2018 notes. On July 2, 2018, the 2018 notes were repaid and are no longer outstanding. As of June 30, 2018, we and our subsidiaries had $905 million of indebtedness and other liabilities (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) to which the notes would have been structurally subordinated.

Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make any funds available for payment on the notes, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory, contractual or other restrictions, may depend on their earnings or financial condition and are subject to various business considerations. As a result, we may be unable to gain access to the cash flow or assets of our subsidiaries. Except as specified below under “Limitation on the Incurrence of Indebtedness,” the indenture does not limit the amount of additional indebtedness that we can create, incur, assume or guarantee, nor does the indenture limit the amount of indebtedness or other liabilities that our subsidiaries can create, incur, assume or guarantee.

Interest Payments

We will pay interest on the notes at a rate of 5.75% per annum, payable semi-annually in arrears on January 1 and July 1 of each year, beginning on January 1, 2018. Except as described below, we will pay interest that is due on an interest payment date to holders of record at the close of business on the December 15 and June 15 (whether or not a business day) immediately preceding the January 1 and July 1 interest payment dates, respectively. Interest will accrue on the notes from, and including, December 8, 2017 or from, and including, the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or the maturity date, as the case may be. We will pay interest on the notes on the basis of a 360-day year consisting of twelve 30-day months.

For a description of when and to whom we must pay additional interest and/or special interest, if any, see “-Events of Default.”

Limitation on Incurrence of Indebtedness

The indenture provides that during the period from the initial issuance of the notes to, and including, the maturity date, we will not, nor will we permit any of our subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any indebtedness (as defined below) unless (a) the consolidated total debt ratio (as defined below) for the us and our subsidiaries on the date on which such indebtedness is incurred would have been equal to or less than 2.50 to 1.00 and (b) the consolidated net debt ratio (as defined below) for us and our subsidiaries on the date on which such indebtedness is incurred would have been equal to or less than 2.00 to 1.00, in each case, determined on a pro forma basis giving effect to such incurrence and the application of the proceeds thereof; provided that, notwithstanding the foregoing, nothing in the corresponding section of the indenture shall prohibit us and our subsidiaries, taken together, from incurring indebtedness in respect of purchase money indebtedness not to exceed in the aggregate $10.0 million at any one time outstanding.

The following terms are defined as such in the indenture:

“Applicable calculation date” means the applicable date of calculation for (i) the consolidated total debt ratio or (ii) the consolidated net debt ratio.

“Applicable measurement period” means the most recently completed four consecutive fiscal quarters of us ending on or immediately preceding the applicable calculation date for which internal financial statements are available; provided that prior to the first date financial statements have been furnished under the indenture, the applicable measurement period in effect will be the period of four consecutive fiscal quarters for us ended September 30, 2017.

“Cash and cash equivalents” means (i) unrestricted cash and cash equivalents, as defined in accordance with GAAP, and (ii) unrestricted securities of the following types: commercial paper, certificates of deposit, guaranteed investment contracts and repurchase agreements where the obligor to us is rated A (or equivalent rating) or above by Fitch, S&P or Moody’s (or in the case of commercial paper, rated P-1 or higher by Moody’s or A-1 or higher by S&P).

“Consolidated adjusted EBITDA” means with reference to any period, consolidated net income for such period plus:

(i)	to the extent deducted in determining consolidated net income, depreciation, amortization, interest expense, income taxes, and stock-based compensation expense;

(ii)
any items (regardless of whether any such item is positive or negative), to the extent such items are included as “adjustments to net income (loss)” in bridging from “GAAP net income (loss)” to “non-GAAP net income (loss)” in the our press release announcing our financial results for such period; and

(iii)
to the extent included in determining consolidated net income, unrealized and realized non-cash gains or losses resulting from the impact of foreign currency changes on the valuation of assets and liabilities on our balance sheet; and minus, to the extent included as income in determining consolidated net income, interest income and any extraordinary and other non-recurring gains of us and our subsidiaries on a consolidated basis.

Consolidated net income will further be adjusted as follows to account for Accounting Standards Codification (“ASC”) 842 and ASC 606: (a) ASC 842: consolidated net income will be determined on the basis of the accounting for lease obligations in place prior to the adoption of ASC 842. (b) ASC 606: (A) for fiscal year 2018 and prior periods, consolidated net income and the related adjustment above shall be the amount pertaining to the standards in place prior to the adoption of ASC 606 included in the footnotes to our consolidated financial statements included in our most recent periodic report that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, and (B) beginning with the first quarter of fiscal year 2019 and all subsequent periods, the amount of net income and related adjustments above shall be the amount included on the income statement included in our most recent periodic report that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. All the foregoing adjustments shall be made without duplication.

“Consolidated net debt ratio” means, as of any date of determination, the ratio of (i) consolidated total indebtedness of us and our subsidiaries as of the applicable calculation date minus the aggregate amount of securities outstanding as of the applicable calculation date minus all cash and cash equivalents of us and our subsidiaries determined on a consolidated basis to (ii) the consolidated adjusted EBITDA of us and our subsidiaries for the applicable measurement period.

“Consolidated net income” means, with reference to any period, the net income (or loss) of the us and our subsidiaries for such period, on a consolidated basis, provided that there shall be excluded any net income, gain or losses during such period from (i) any change in accounting principles in accordance with GAAP, (ii) any prior period adjustment resulting from any change in accounting principles in accordance with GAAP and (iii) any discontinued operations.

“Consolidated total debt ratio” means, as of any date of determination, the ratio of (i) consolidated total indebtedness of us and our subsidiaries as of the applicable calculation date minus the aggregate amount of notes outstanding as of the applicable calculation date to (ii) the consolidated adjusted EBITDA of us and our subsidiaries for the applicable measurement period.

“Consolidated total indebtedness” means, as at any date of determination, an amount equal to the aggregate principal amount of all outstanding indebtedness of us and our subsidiaries on a consolidated basis consisting of indebtedness for borrowed money, unreimbursed drawings under letters of credit, obligations in respect of financing lease obligations and third-party debt obligations evidenced by promissory notes and similar instruments (and excluding, for the avoidance of doubt, (i) all undrawn amounts under revolving credit facilities, (ii) performance bonds or any similar instruments and (iii) lease obligations that are not financing lease obligations), in each case determined on a consolidated basis in accordance with GAAP.

“Financing lease obligation” means an obligation that is required to be accounted for as a financing or capital lease (and, for the avoidance of doubt, not an operating lease) on the balance sheet for financial reporting purposes in accordance with GAAP, adjusted for the impact of the adoption of ASC 842 expected to be effective January 1, 2019. At the time any determination thereof is to be made, the amount of the liability in respect of a financing or capital lease would be the amount required to be reflected as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP, before giving effect to the impact of the adoption of ASC 842.

“Fitch” means Fitch Rating Service, Inc. and any successor to its rating agency business.

“GAAP” means generally accepted accounting principles in the United States of America as in effect and, to the extent optional, adopted by us, on December 8, 2017, consistently applied, except as set forth with respect to ASC 842 and ASC 606 in the foregoing definitions of consolidated adjusted EBITDA and financing lease obligation.

“Hedging agreement” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Obligations” means, with respect to any person, the obligations of such person under any hedging agreements.

“Indebtedness” means, with respect to any specified person, any indebtedness of such person (excluding accrued expenses and trade payables, except as provided in clause (e) below), whether or not contingent:

(a)	in respect of borrowed money;

(b)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(c)	in respect of banker’s acceptances;

(d)	representing financing lease obligations in respect of sale and leaseback transactions;

(e)
representing the balance of deferred and unpaid purchase price of any property or services with a scheduled due date more than six months after such property is acquired or such services are completed, to the extent that such obligation has become a liability on the balance sheet of such person in accordance with GAAP; or

(f)
representing the net amount owing under any hedging obligations, if and to the extent any of the preceding items (other than letters of credit and hedging obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

The amount of any indebtedness outstanding as of any date will be the principal amount of such indebtedness or, in respect of any indebtedness guaranteed by the specified person, the lesser of (i) the principal amount of such indebtedness of such other person and (ii) the maximum amount of such indebtedness payable under the guarantee. In addition, the term “indebtedness” includes all indebtedness of others secured by a lien on any asset of the specified person (whether or not such indebtedness is assumed by the specified person) and, to the extent not otherwise included, the guarantee by the specified person of any indebtedness of any other person; provided that the amount of such indebtedness shall be deemed not to exceed the lesser of the amount secured by such lien and the value of the person’s property securing such lien.

“Lien” means, with respect to any asset, any mortgage, lien (other than statutory liens that are not overdue by 30 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease (as determined prior to the adoption of ASC 842) be deemed to constitute a lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“S&P” means Standard & Poor’s Rating Services, a division of McGraw-Hill Financial, Inc., and any successor to its rating agency business.

Conversion Rights

General

Holders of notes may convert their notes at any time prior to the close of business on the scheduled trading day immediately preceding the maturity date in integral multiples of $1,000 principal amount at the then applicable conversion rate, which is initially 23.8095 shares of our common stock per $1,000 principal amount of notes (which represents an initial conversion price of approximately $42.00 per share of our common stock). The conversion rate, and thus the conversion price, will be subject to adjustment as described below. Except as described below, we will not make any payment or other adjustment on conversion with respect to any accrued interest on the notes, and we will not adjust the conversion rate to account for accrued and unpaid interest. Instead, accrued interest will be deemed to be paid by the consideration received by the holder upon conversion. As a result, accrued interest is deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the immediately preceding paragraph, if notes are converted after the close of business on a record date but prior to the open of business on the next interest payment date, holders of such notes at the close of business on the record date will, on the corresponding interest payment date, receive the full amount of the interest payable on such notes on that interest payment date notwithstanding the conversion. However, a holder who surrenders a note for conversion after the close of business on a record date but prior to the open of business on the next interest payment date must pay to the conversion agent, upon surrender, an amount equal to the full amount of interest payable on the corresponding interest payment date on the note so converted; provided that no such payment need be made to us:

•	if the note is surrendered for conversion after the close of business on the record date immediately preceding the maturity date; or

•
if we have specified a repurchase date following a fundamental change that is after a record date but on or prior to the next interest payment date, and the note is surrendered for conversion after the close of business on such record date and on or prior to the open of business on such interest payment date.

We will not issue a fractional share of our common stock upon conversion of a note. Instead, we will pay cash in lieu of fractional shares based on the daily VWAP (as defined below) on the relevant conversion date. A note for which a holder has delivered a fundamental change repurchase notice, as described below, requiring us to repurchase the note, may be surrendered for conversion only if the holder withdraws such repurchase notice in accordance with the indenture, unless we default in the payment of the fundamental change repurchase price.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on any issuance of any shares of our Class A common stock upon the conversion, unless the tax is due because the holder requests any such shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Conversion Procedures

To convert its note, a holder of a physical note must:

•
complete and manually sign the required conversion notice, or a facsimile thereof, with appropriate notarization or signature guarantee and deliver the completed conversion notice or a facsimile thereof to the conversion agent;

•	surrender the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.
If a holder holds a beneficial interest in a global note, to convert such note, the holder must comply with the last two requirements listed above and comply with DTC’s procedures for converting a beneficial interest in a global note. The date a holder complies with the applicable requirements is the “conversion date” under the indenture.

Settlement Upon Conversion

Upon conversion of a holder’s note, we will deliver to such holder a number of shares of our common stock equal to (i) (A) the aggregate principal amount of notes to be converted, divided by (B) $1,000, multiplied by (ii) the conversion rate in effect on the applicable conversion date, together with a cash payment in lieu of delivering any fractional share of our common stock. Settlement shall occur on the second business day immediately following the relevant conversion date, unless such conversion date occurs on or following June 15, 2021, in which case settlement shall occur on the maturity date.

We will comply with all securities laws regulating the offer and delivery of any of our common stock upon conversion of notes and shall list such shares on each national securities exchange or automated quotation system on which our common stock is listed on the applicable conversion date.
“Closing sale price” on any date means the per share price of our common stock on such date, determined (i) on the basis of the closing sale price per share (or if no closing sale price per share is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in the composite transactions for the relevant stock exchange; or (ii) if our common stock is not listed on a U.S. national securities exchange on the relevant date, the last quoted bid price for our common stock on the relevant date, as reported by OTC Markets Group, Inc. or a similar organization; provided, however, that in the absence of any such report or quotation, the closing sale price shall be the price determined by a nationally recognized independent investment banking firm retained by us for such purpose as most accurately reflecting the per share price that a fully informed buyer, acting on his own accord, would pay to a fully informed seller, acting on his own accord in an arm’s-length transaction, for one share of our common stock. The closing sale price will be determined without reference to after-hours or extended market trading.
The “daily VWAP” means, for each trading day during the relevant period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “CSOD.Q <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Market disruption event” means, with respect to our common stock or any other security, (i) a failure by the relevant stock exchange to open for trading during its regular trading session or (ii) the occurrence or existence for more than one half-hour period in the aggregate on any “scheduled trading day” (as defined below) for our common stock or such other security of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) of our common stock or such other security or in any options contracts or future contracts relating to our common stock or such other security, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such day.
“Relevant stock exchange” means The Nasdaq Global Select Market or, if our common stock (or other security for which the closing sale price must be determined) is not then listed on The Nasdaq Global Select Market, the principal other U.S. national securities exchange or market on which our common stock (or such other security) is then listed.
“Scheduled trading day” means a day that is scheduled to be a trading day on the relevant stock exchange. If our common stock is not listed on any U.S. national securities exchange, “scheduled trading day” means a business day.
“Trading day” means a day on which (i) there is no market disruption event, (ii) trading in our common stock generally occurs on the relevant stock exchange or, if our common stock is not then listed on a U.S. national securities exchange, on the principal other market on which our common stock is then traded, and (iii) a closing sale price for our common stock is available on such securities exchange or market; provided that if our common stock (or other security for which a closing sale price must be determined) is not so listed or traded, “trading day” means a business day.
In the case of any conversion of notes other than the SL securities, we will deliver and, if applicable, pay the consideration due in respect of the conversion obligation on the second business day immediately following the relevant conversion date. In the case of any conversion of SL securities, we shall deliver and, if applicable, pay the consideration due in respect of the conversion obligation on the second business day immediately following the relevant conversion date unless otherwise specified in the written notice referred to in the proviso below; provided, however, that the shares of common stock due in respect of the conversion obligation shall be delivered on the day specified in a written notice from the owner(s) (or in the case of global notes, beneficial owner(s)) of the SL securities being converted that is delivered to us on or prior to the first business day immediately following the relevant conversion date, which delivery date (in respect of such shares of common stock) shall be no earlier than the second business day immediately following the relevant conversion date and be no later than the seventh business day immediately following the relevant conversion date (it being understood that if no such notice is delivered to us, then we shall deliver such shares on the second business day immediately following the relevant conversion date.
“SL Securities” means (a) any restricted global notes identified by CUSIP number 21925YAC7 and ISIN number US21925YAC75, (b) any unrestricted global notes identified by CUSIP number 21925YAD5 and ISIN number US21925YAD58, (c) any physical notes held in the name of any member of the Silver Lake Group (as defined below) and (d) any temporary notes issued in exchange for or in lieu of the notes referred to in clauses (a), (b) or (c) in which one or more members of the Silver Lake Group has a beneficial interest.
If a holder converts more than one note at the same time, the conversion obligation with respect to such notes shall be based on the total principal amount of all notes so converted.

Adjustments to the Conversion Rate

The conversion rate is subject to adjustment from time to time, without duplication, upon the occurrence of any of the following events:

(1)     In case we shall pay or make a dividend or other distribution on our common stock consisting exclusively of our common stock, the conversion rate shall be increased by multiplying such conversion rate by a fraction of which the denominator shall be the number of shares of common stock outstanding immediately prior to the open of business on the ex date (as defined below) for such dividend or distribution, and the numerator shall be the number of shares of our common stock outstanding immediately after such dividend or distribution, in the following formula:
where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex date of such dividend or distribution;

CR’	=	the conversion rate in effect immediately after the open of business on the ex date for such dividend or distribution;

OS0	=	the number of shares of our common stock outstanding immediately prior to the open of business on the ex date for such dividend or distribution; and

OS’	=	the number of shares of our common stock outstanding immediately after giving effect to such dividend or distribution.

In case we shall effect a share split or share combination, the conversion rate shall be proportionally increased, in the case of a share split, and proportionally reduced, in the case of a share combination, as expressed in the following formula:

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the effective date of such share split or share combination;

CR’	=	the conversion rate in effect immediately after the open of business on the effective date of such share split or share combination;

OS0	=	the number of shares of our common stock outstanding immediately prior to the open of business on the effective date of such share split or share combination; and

OS’	=	the number of shares of our common stock outstanding immediately after giving effect to such share split or share combination.
Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as the case may be. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, or any share split or share combination of the type described in this clause (1) is announced but the shares of our common stock are not split or combined, as the case may be, then the conversion rate shall be immediately readjusted, effective as of the date our board of directors or an authorized committee thereof determines not to pay such dividend or distribution, or not to split or combine the shares of our common stock, as the case may be, to the conversion rate that would then be in effect if such dividend or distribution had not been declared or such share split or combination had not been announced.

(2)    If we distribute to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period expiring not more than 45 days immediately following the date of such distribution, to purchase or subscribe for our common stock, at a price per share less than the average of the closing sale prices of our common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the date of announcement for such distribution, the conversion rate will be increased based on the following formula:

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex date for such distribution;

CR’	=	the conversion rate in effect immediately after the open of business on such ex date;

OS0	=	the number of shares of our common stock outstanding immediately prior to the open of business on such ex date;

X	=	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y	=
the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the closing sale prices of our shares of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement for such distribution.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are distributed and will become effective immediately after the open of business on the ex date for such distribution. To the extent that our common stock is not delivered after expiration of such rights, options or warrants, the conversion rate shall be readjusted, effective as of the date of such expiration, to the conversion rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of our common stock actually delivered. If such rights, options or warrants are not so distributed, the conversion rate shall be decreased, effective as of the date our board of directors or an authorized committee thereof determines not to make such distribution, to the conversion rate that would then be in effect if such ex date for such distribution had not occurred.

In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase our common stock at less than such average of the closing sale prices for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement for such distribution, and in determining the aggregate offering price of such common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors or an authorized committee thereof. Except in the case of a readjustment of the conversion rate pursuant to the immediately preceding paragraph, the conversion rate shall not be decreased pursuant to this clause (2).

(3)    If we distribute shares of our capital stock, evidences of our indebtedness or other of our assets, securities or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, but excluding:

(i)	dividends or distributions as to which an adjustment was effected pursuant to the clauses (1) or (2) above;

(ii)	dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to clause (4) below;

(iii)	distributions of reference property in a transaction described in the section “-Change in the Conversion Right Upon Certain Reclassifications, Business Combinations and Asset Sales” below;

(iv)	rights issued pursuant to a rights plan adopted by us (i.e., a poison pill), except to the extent provided by the indenture; and

(v)	spin-offs to which the provisions set forth in the latter portion of this paragraph shall apply,
(any of such shares of capital stock, indebtedness or other assets, securities or property or rights, options or warrants to acquire our capital stock or other securities, the “distributed property”), then, in each such case, the conversion rate will be increased based on the following formula:
where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex date for such distribution;

CR’	=	the conversion rate in effect immediately after the open of business on the ex date for such distribution;

SP0	=
the average of the closing sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex date for such distribution; and

FMV	=
the fair market value (as determined by our board of directors or an authorized committee thereof) of the distributed property distributable with respect to each outstanding share of our common stock as of the open of business on the ex date for such distribution.

If our board of directors or an authorized committee thereof determines “FMV” for purposes of this clause (3) by reference to the actual or when issued trading market for any notes, it must in doing so consider the prices in such market over the same period used in computing the closing sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex date for such distribution.

Notwithstanding the foregoing, if “FMV” (as defined above) for purposes of this clause (3) is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing increase, provision shall be made for each holder of a note to receive, for each $1,000 principal amount of notes it holds, at the same time and upon the same terms as holders of our common stock, the amount and kind of distributed property that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate in effect on the ex date for such distribution.

Any increase made under the portion of this clause (3) above shall become effective immediately after the open of business on the ex date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased, effective as of the date our board of directors or an authorized committee thereof determines not to make such distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.
With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of capital stock of any class or series, or similar equity interests, of or relating to one or more of our subsidiaries or other business units where such capital stock or similar equity interest is listed or quoted (or will be listed or quoted upon consummation of the transaction) on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex date for the spin-off;

CR’	=	the conversion rate in effect immediately after the open of business on ex date of the spin-off;

FMV0	=
the average of the closing sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the 10 consecutive trading days immediately following, and including, the ex date for the spin-off (the “valuation period”); and

MP0	=	the average of the closing sale prices of our common stock over the valuation period.
The increase to the conversion rate under the preceding paragraph shall be determined on the last trading day of the valuation period, but will be given effect immediately after the open of business on the ex date for such spin-off. For purposes of determining the conversion rate in respect of any conversions during the 10 trading days commencing on the ex-date for such spin-off, references within the portion of this clause (3) related to spin-offs to 10 consecutive trading days shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the ex date of such spin-off to, but excluding, the relevant conversion date.
Except in the case of a readjustment of the conversion rate pursuant to the last sentence of either the fourth paragraph of this clause (3), the conversion rate shall not be decreased pursuant to this clause (3).

(4)     If any cash dividend or distribution is made to all or substantially all holders of our common stock, the conversion rate will be increased based on the following formula:

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex date for such dividend or distribution;

CR’	=	the conversion rate in effect immediately after the open of business on the ex date for such dividend or distribution;

SP0	=
the average of the closing sale prices of our common stock over the 10 consecutive trading day period immediately preceding the ex date for such dividend or distribution (or, if we declare such dividend or distribution less than 11 trading days prior to the ex date for such dividend or distribution the reference to 10 consecutive trading days shall be replaced with a smaller number of consecutive trading days that shall have occurred after, and not including, such declaration date and prior to, but not including, the ex date for such dividend or distribution); and

C	=	the amount in cash per share of our common stock we distribute to holders of our common stock.
Any adjustment made under this clause (4) shall become effective immediately after the open of business on the ex date for such dividend or distribution.
Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, provision shall be made for each holder of a note to receive, for each $1,000 principal amount of notes it holds, at the same time and upon the same terms as holders of our common stock, the amount of cash such holder would have received as if such holder owned a number of shares of our common stock equal to the conversion rate on the ex date for such cash dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date our board of directors or an authorized committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.
Except in the case of a readjustment of the conversion rate pursuant to the last sentence of the immediately preceding paragraph, the conversion rate shall not be decreased pursuant to this clause (4).

(5)    If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, if the cash and value of any other consideration included in the payment per share of our common stock exceeds the average of the closing sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

where,

CR0	=
the conversion rate in effect immediately prior to the close of business on the last trading day of the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires;

CR’	=
the conversion rate in effect immediately after the close of business on the last trading day of the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires;

AC	=
the aggregate value of all cash and any other consideration (as determined by our board of directors or an authorized committee thereof) paid or payable for shares of our common stock purchased in such tender or exchange offer;

OS0	=	the number of shares of our common stock outstanding immediately prior to the time such tender or exchange offer expires (prior to giving effect to such tender offer or exchange offer);

OS’	=	the number of shares of our common stock outstanding immediately after the time such tender or exchange offer expires (after giving effect to such tender offer or exchange offer); and

SP’	=
the average of the closing sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The increase to the conversion rate under this clause (5) will occur at the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that, for purposes of determining the conversion rate, in respect of any conversion during the 10 trading days immediately following, but excluding, the date that any such tender or exchange offer expires, references within this clause (5) to 10 consecutive trading days shall be deemed to be replaced with such lesser number of consecutive trading days as have elapsed between the date such tender or exchange offer expires and the relevant conversion date. If we are, or one of our subsidiaries is, obligated to purchase our common stock pursuant to any such tender or exchange offer but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the conversion rate shall be immediately decreased to the conversion rate that would be in effect if such tender or exchange offer had not been made.
Except in the case of a readjustment of the conversion rate pursuant to the last sentence of the immediately preceding paragraph, the conversion rate shall not be decreased pursuant to this clause (5).
The “ex date” is the first date on which our common shares trade on the relevant stock exchange, regular way, without the right to receive the issuance, dividend or distribution in question from us or, if applicable, from the seller of our common stock on the relevant stock exchange (in the form of due bills or otherwise) as determined by the relevant stock exchange.
The indenture does not require us to adjust the conversion rate for any of the transactions described in the paragraphs above (other than for share splits or share combinations) if we make provision for each holder of the notes to participate in the transaction, at the same time and upon the same terms as holders of our common stock participate, without conversion, as if such holder held a number of shares of our common stock equal to the conversion rate in effect on the ex date or effective date, as the case may be, of such transaction (without giving effect to any adjustment pursuant to the paragraphs above on account of such transaction), multiplied by the principal amount (expressed in thousands) of notes held by such holder. If we issue rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, then:

•	we will not adjust the conversion rate pursuant to the paragraphs above until the earliest of these triggering events occurs; and

•	we will readjust the conversion rate to the extent any of these rights, options or warrants are not exercised before they expire.
We will not adjust the conversion rate pursuant to the paragraphs above unless the adjustment would result in a change of at least 1% in the then effective conversion rate. However, we will carry forward any adjustments that we would otherwise have had to make and make such carried forward adjustments with respect to the conversion rate when the cumulative effect of all adjustments not yet made will result in a change of one percent (1%) or more of the conversion rate as last adjusted (or, if never adjusted, the initial conversion rate) and (ii) notwithstanding the foregoing, all such deferred adjustments that have not yet been made shall be made (including any adjustments that are less than one percent (1%) of the conversion rate as last adjusted (or, if never adjusted, the initial conversion rate)) (1) on the effective date of any fundamental change or make-whole fundamental change and (2) on the conversion date.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share.

To the extent permitted by applicable law and the rules of the relevant stock exchange, we may, from time to time, increase the conversion rate by any amount for a period of at least 25 trading days or any longer period permitted or required by law, if our board of directors or an authorized committee thereof has made a determination, which determination shall be conclusive, that such increase is in our best interests. Such conversion rate increase shall be irrevocable during this period. We will give notice of such increase to the trustee and the conversion agent and cause such notice, which will include the amount of the increase and the period during which the increase will be in effect, to be sent to each holder of notes at least 15 days prior to the day on which such increase commences. In addition, we may, but are not obligated to, increase the conversion rate as we consider to be advisable in order to avoid or diminish any income tax to any holders of our common stock (or rights to purchase common stock) resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes or any other reason.

To the extent that we adopt a rights plan (i.e., a poison pill) and such plan is in effect upon conversion of the notes, we shall make provision such that each holder will receive, in addition to, and concurrently with the delivery of, any shares of our common stock otherwise due upon conversion, the rights under such rights plan or future rights plan in respect of such shares of our common stock, unless the rights have separated from our common stock before the time of conversion, in which case the conversion rate will be adjusted at the time of separation as if we had distributed to all holders of our common stock, distributed property as described in clause (3) above under this “-Conversion Rights-Adjustments to the Conversion Rate” section, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Events That Will Not Result in Adjustment

The conversion rate will not be adjusted for any transaction or event other than for any transaction or event described above under “-Conversion Rights-Adjustments to the Conversion Rate” and below under “-Conversion Rights-Adjustment to the Conversion Rate Upon the Occurrence of a Make-whole Fundamental Change.” Without limiting the foregoing, the conversion rate will not be adjusted:

•
upon the issuance of any common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•
upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, us or any of our subsidiaries (or the issuance of any shares of our common stock pursuant to any such options or other rights);

•
upon the issuance of any common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the immediately preceding paragraph and outstanding as of the date the notes were first issued;

•	for accrued and unpaid interest, if any;

•
repurchases of our common stock that are not tender offers or exchange offers of the nature described in clause (5) of “-Conversion Rights-Adjustments to the Conversion Rate,” including structured or derivative transactions such as accelerated share repurchase transactions or similar forward derivatives;

•	solely for a change in the par value of our common stock; or

•
for the issuance of shares of our common stock or securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities, except as described under “-Conversion Rights-Adjustments to the Conversion Rate.”

Change in the Conversion Right Upon Certain Reclassifications, Business Combinations and Asset Sales

If we:

•
reclassify our common stock (other than a change as a result of a subdivision or combination of our common stock to which adjustments described in clause (1) under “-Conversion Rights-Adjustments to the Conversion Rate” apply);

•	are party to a consolidation, merger or binding share exchange; or

•	sell, transfer, lease, convey or otherwise dispose of all or substantially all of our and our subsidiaries’ consolidated property or assets, taken as a whole;

in each case, pursuant to which our common stock would be converted into or exchanged for, or would constitute solely the right to receive, cash, securities or other property (any such event, a “merger event”), each $1,000 principal amount of converted notes will, from and after the effective time of such merger event, be convertible into the same kind, type and proportions of consideration that a holder of a number of shares of our common stock equal to the conversion rate in effect immediately prior to such merger event would have received in such merger event (which we refer to as the “reference property”) and, prior to or at the effective time of such merger event, we or the successor or purchasing person, as the case may be, will execute with the trustee a supplemental indenture providing for such change in the right to convert the notes; provided, however, that at and after the effective time of the merger event (A) any amount payable in cash for fractional shares of our common stock upon conversion of the notes in accordance with the indenture shall continue to be payable in cash, (B) any common stock that we would have been required to deliver upon conversion of the notes in accordance with the indenture shall instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such merger event and (C) the daily VWAP shall be calculated based on a unit of reference property.

If the merger event causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration determined based in whole or in part upon any form of stockholder election, then (i) the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election and (ii) the unit of reference property for purposes of the immediately preceding paragraph shall refer to the consideration referred to in clause (i) attributable to one share of our common stock. We will notify the holders, the trustee and the conversion agent (if other than the trustee) of such weighted average as soon as reasonably practicable after such determination is made.

If the holders receive only cash in such merger event, then for all conversions that occur after the effective date of such merger event (A) the consideration due upon conversion of each $1,000 principal amount of notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased pursuant to the indenture), multiplied by the price paid per share of our common stock in such merger event and (B) we shall satisfy our conversion obligation by paying cash to converting holders on the second business day immediately following the relevant conversion date. We have agreed in the indenture not to consummate any such transaction unless its terms are consistent with the foregoing.

If the reference property in respect of any such merger event includes shares of stock or other securities and assets of a corporation other than the successor or purchasing corporation, as the case may be, in such merger event, such supplemental indenture shall also be executed by such other corporation and shall contain such additional provisions to protect the interests of the holders as our board of directors or an authorized committee thereof shall reasonably consider necessary by reason of the foregoing, including to the extent practicable the provisions providing for conversion rights.

A change in the conversion right such as this could substantially lessen or eliminate the value of the conversion right. For example, if a third party acquires us in a cash merger, each note would be convertible solely into cash and would no longer be potentially convertible into securities whose value could increase depending on our future financial performance, prospects and other factors. There is no precise, established definition of the phrase “all or substantially all of our and our subsidiaries’ consolidated property or assets, taken as a whole” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of our and our subsidiaries consolidated property or assets.

Adjustment to the Conversion Rate Upon the Occurrence of a Make-whole Fundamental Change

If, prior to the maturity date, a make-whole fundamental change (as defined below) occurs, then, as described below under “-The Increase in the Conversion Rate,” we will increase the conversion rate applicable to notes that are surrendered for conversion at any time from, and including, the effective date of the make-whole fundamental change (A) if such make-whole fundamental change does not also constitute a fundamental change, to, and including, the close of business on the date that is thirty (30) business days after the later of (i) the actual effective date of the make-whole fundamental change and (ii) the date we send to holders of the notes the relevant notice of the effective date of any make-whole fundamental change, as described below or (B) if the make-whole fundamental change also constitutes a “fundamental change,” as described under “-Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change,” to, and including, the close of business on the business day immediately preceding the fundamental change repurchase date corresponding to such fundamental change (provided that the repurchase notice has not been delivered by the holder or has been withdrawn). We refer to this period as the “make-whole conversion period.”

A “make-whole fundamental change” means an event described in the definition of “fundamental change” set forth below under “-Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change” after giving effect to any exceptions to or exclusions from such definition (including, without limitation, the exception described in the paragraph following clauses (a) through (d) of the definition of "change in control"), but without regard to the exclusion set forth in clause (c) of the definition of “change in control.” We will send to each holder (with a copy to the trustee and the conversion agent) written notice of the effective date of any make-whole fundamental change within 10 days after such effective date. We will indicate in such notice, among other things, the last day of the make-whole conversion period.

The Increase in the Conversion Rate

In connection with the make-whole fundamental change, we will increase the conversion rate by reference to the table below, based on the date when the make-whole fundamental change becomes effective, which we refer to as the “effective date,” and the “applicable price.” If the make-whole fundamental change is a transaction or series of related transactions described in clause (c) of the “change in control” definition set forth under “-Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change” and the consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) for our common stock in the make-whole fundamental change consists solely of cash, then the “applicable price” will be the cash amount paid per share of our common stock in the make-whole fundamental change. In all other cases, the “applicable price” will be the average of the closing sale prices per share of our common stock for the five consecutive trading days immediately preceding, but excluding, the relevant effective date. Our board of directors or an authorized committee thereof will make appropriate adjustments, in its good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate in accordance with the indenture where the ex date of the event occurs, at any time during those five consecutive trading days.

Subject to the provisions set forth under “-Conversion Rights-Change in the Conversion Right Upon Certain Reclassifications, Business Combinations and Asset Sales,” upon surrender of notes for conversion in connection with a make-whole fundamental change, we shall, at our option, satisfy the related conversion obligation by physical settlement, cash settlement or combination settlement in accordance with the indenture. However, if the consideration for our common shares in any make-whole fundamental change described in the third paragraph of the change in control definition set forth under “-Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change” is composed entirely of cash, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the applicable price for the transaction and will be deemed to be an amount equal to, per $1,000 principal amount of converted notes, the conversion rate (including any adjustment as described in this section), multiplied by such applicable price. In such event, the conversion obligation will be determined and shall be paid to holders in cash on the second business day following the conversion date. The following table sets forth the number of additional shares per $1,000 principal amount of notes that will be added to the conversion rate applicable to the notes that are converted during the make-whole conversion period. The increased conversion rate will be used to determine the number of shares of common due upon conversion, as described under “-Conversion Rights-Settlement Upon Conversion” above. If an event occurs (other than a make-whole fundamental change as described in this paragraph) that requires an adjustment to the conversion rate, then, on the date and at the time on which such adjustment is so required to be made, each applicable price set forth in the table below under the column titled “Applicable Price” shall be deemed to be adjusted so that such applicable price, at and after such time, shall be equal to the product of:

•	the applicable price as in effect immediately before such adjustment to such applicable price; and

•
a fraction, the numerator of which is the conversion rate in effect immediately before such adjustment to the conversion rate and the denominator of which is the conversion rate to be in effect immediately after such adjustment to the conversion rate.

In addition, we will adjust the number of additional shares in the table below at the same time, in the same manner in which, and for the same events for which, we must adjust the conversion rate as described under “-Conversion Rights-Adjustments to the Conversion Rate.”

	Applicable Price
Effective Date	$34.85	$37.50	$40.00	$42.00	$45.00	$50.00	$60.00	$70.00	$80.00	$100.00	$120.00	$140.00	$160.00
December 1, 2017	4.88180	4.35520	3.94500	3.66430	3.30640	2.83620	2.19750	1.78610	1.49960	1.12440	0.88720	0.72190	0.59920
January 1, 2018	4.88180	4.32590	3.91350	3.63190	3.27330	2.80340	2.16730	1.75960	1.47640	1.10660	0.87330	0.71080	0.59030
July 1, 2018	4.88180	4.19410	3.76280	3.47100	3.10290	2.62820	2.00170	1.61200	1.34710	1.00790	0.79680	0.65070	0.54260
January 1, 2019	4.88180	4.05810	3.59880	3.29140	2.90910	2.42540	1.80820	1.43990	1.19680	0.89320	0.70760	0.57990	0.48560
July 1, 2019	4.88180	3.90480	3.40630	3.07760	2.67490	2.17900	1.57480	1.23460	1.01890	0.75850	0.60230	0.49540	0.41660
January 1, 2020	4.88180	3.73330	3.17780	2.81810	2.38670	1.87480	1.29230	0.99100	0.81140	0.60340	0.48100	0.39740	0.33550
July 1, 2020	4.88180	3.52110	2.87750	2.47170	2.00090	1.47360	0.93870	0.69930	0.56930	0.42580	0.34160	0.28340	0.24030
January 1, 2021	4.88180	3.21200	2.40800	1.92480	1.40220	0.88980	0.49020	0.35840	0.29540	0.22550	0.18230	0.15190	0.12920
July 1, 2021	4.88180	2.85390	1.18730	—	—	—	—	—	—	—	—	—	—
The exact applicable price and effective date may not be as set forth in the table above, in which case:

•
if the actual applicable price is between two applicable prices listed in the table above, or the actual effective date is between two effective dates listed in the table above, we will determine the number of additional shares by linear interpolation between the numbers of additional shares set forth for the higher and lower applicable prices, or for the earlier and later effective dates based on a 365-day year, as applicable;

•	if the actual applicable price is greater than $160.00 per share (subject to adjustment in the same manner as the “applicable prices” in the table above), we will not increase the conversion rate; and

•	if the actual applicable price is less than $34.85 per share (subject to adjustment in the same manner as the “applicable prices” in the table above), we will not increase the conversion rate.

In the event of any increase in the conversion rate that would result in the notes in the aggregate becoming convertible into shares of our common stock in excess of the share issuance limitations of the listing rules of The Nasdaq Stock Market LLC (regardless of whether we then have a class of securities listed on The Nasdaq Stock Market LLC), we will, at our option (but without delaying delivery of consideration upon any conversion), either obtain stockholder approval of such issuances in accordance with the stockholder approval rules contained in such listing standards or (ii) pay cash in lieu of delivering any shares of our common stock otherwise deliverable upon conversions in excess of such limitations based on the closing sale price of our common stock on the applicable conversion date (or if the conversion date is not a trading day, the next following trading day) in respect of which, in lieu of delivering shares of common stock, we are paying cash pursuant to this paragraph. If we are paying cash in lieu of delivering shares of common stock pursuant to this paragraph, we will notify the trustee, the conversion agent and the holders of notes of the maximum number of shares we will deliver per $1,000 principal amount of converted notes in respect of the relevant conversion.

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness of economic remedies.

Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change

If a “fundamental change,” as described below, occurs, each holder of notes will have the right, at such holder’s option, subject to the terms and conditions of the indenture, to require us to repurchase for cash all or any portion of the holder’s notes in integral multiples of $1,000 principal amount, at a price equal to 100% of the principal amount of the notes to be repurchased (or portion thereof), plus the sum of the amounts of all remaining scheduled interest payments through and including the maturity date. However, if such fundamental change repurchase date is after a record date for the payment of an installment of interest and on or before the related interest payment date, then the full amount of accrued and unpaid interest, if any, to, but excluding, such interest payment date shall be paid on such interest payment date to the holder of record of such notes at the close of business on such record date (without any surrender of such notes by such holder), and the fundamental change repurchase price will not include such accrued but unpaid interest.
We must repurchase the notes on a date of our choosing, which we refer to as the “fundamental change repurchase date.” However, the fundamental change repurchase date shall be no later than 35 business days, and no earlier than 20 business days (or as such period may be extended pursuant to the indenture), after the date we send the relevant notice of the fundamental change, as described below. On or before the 20th business day after the consummation of a fundamental change, we must send, or cause to be sent, to all holders of notes in accordance with the indenture, a notice regarding the fundamental change. The notice must state, among other things:

•	the events causing the fundamental change;

•	the date of the fundamental change;

•	the fundamental change repurchase date;

•	the last date on which a holder may exercise its fundamental change repurchase right, which will be the business day immediately preceding the fundamental change repurchase date;

•	the fundamental change repurchase price;

•	the names and addresses of the paying agent and the conversion agent;

•	the procedures that a holder must follow to exercise its fundamental change repurchase right;

•	the conversion rate and any adjustments to the conversion rate that will result from the fundamental change; and

•
that notes with respect to which a holder has delivered a fundamental change repurchase notice may be converted, if otherwise convertible, only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture or if we default in the payment of the fundamental change repurchase price.

To exercise the repurchase right, a holder must deliver a written fundamental change repurchase notice to us (if we are acting as our own paying agent) or to the paying agent no later than the close of business on the business day immediately preceding the fundamental change repurchase date. This written notice must state:

•	the certificate number(s) of the notes that the holder will deliver for repurchase, if they are in certificated form;

•	the principal amount of the notes to be repurchased, which must be an integral multiple of $1,000; and

•	that the notes are to be repurchased by us pursuant to the fundamental change provisions of the indenture.
A holder may withdraw any fundamental change repurchase notice by delivering to us (if we are acting as our own paying agent), or the paying agent, a written notice of withdrawal prior to the close of business on the business day immediately preceding the fundamental change repurchase date or such longer period as may be required by law, or if there is a default in the payment of the fundamental change repurchase, at any time during which the default continues. The notice of withdrawal must state:

•	the name of the holder;

•	a statement that the holder is withdrawing its election to require us to repurchase its notes;

•	the certificate number(s) of the notes being withdrawn, if they are in certificated form;

•	the principal amount of notes being withdrawn, which must be an integral multiple of $1,000; and

•	the principal amount, if any, of the notes that remain subject to the fundamental change repurchase notice, which must be an integral multiple of $1,000.
If the notes are not in certificated form, the above notices must comply with applicable DTC procedures. We will pay the fundamental change repurchase price no later than the later of the fundamental change repurchase date and the time of book-entry transfer or delivery of the note, together with necessary endorsements. If the paying agent (in the case of a paying agent other than us) holds as of 11:00 a.m. New York City time on a fundamental change repurchase date, money sufficient to pay the fundamental change repurchase price (plus accrued and unpaid interest, if any), with respect to all notes to be repurchased or paid on such fundamental change repurchase date, payable as herein provided on such fundamental change repurchase date, then (unless there shall be a default in the payment of such aggregate fundamental change repurchase price), except as otherwise provided herein, on and after such date, interest on such notes will cease to accrue, whether or not such notes are delivered to the paying agent. Thereafter, all rights of the relevant holders shall terminate with respect to such securities, other than the right to receive the fundamental change repurchase price plus such accrued and unpaid interest in accordance with the indenture.
A “fundamental change” will be deemed to occur upon the occurrence of a “change in control” or a “termination of trading.”
A “change in control” will be deemed to occur at such time as:

(a)     any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act) files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner” (as that term is used in Rule 13d-3 under the Exchange Act) of more than 50% of the total outstanding voting power of all classes of our capital stock entitled to vote generally in the election of directors (“voting stock”);

(b)    the consummation of a sale, transfer, lease, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of our and our subsidiaries’ consolidated property or assets, taken as a whole to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than us and/or one or more of our direct or indirect subsidiaries (for the avoidance of doubt a merger or consolidation of us with or into another person is not subject to clause (b));

(c)    any transaction or series of related transactions is consummated in connection with which (whether by means of merger, exchange, liquidation, tender offer, consolidation, combination, reclassification, recapitalization, acquisition or otherwise) all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive other securities, other property, assets or cash, but excluding the consummation of any merger, exchange, tender offer, consolidation or acquisition of us with or by another person pursuant to which the persons that “beneficially owned,” directly or indirectly, the shares of our voting stock immediately prior to such transaction “beneficially own,” directly or indirectly, immediately after such transaction, shares of the surviving, continuing or acquiring corporation’s voting stock representing at least a majority of the total outstanding voting power of all outstanding classes of voting stock of the surviving, continuing or acquiring corporation in substantially the same proportion relative to each other as such ownership immediately prior to such transaction, other than changes in proportionality as a result of any cash/stock election provided under the terms of the definitive agreement regarding such transaction; or

(d)    the adoption of a plan relating to our liquidation or dissolution.
Notwithstanding the foregoing, (x) any transaction that constitutes a change in control pursuant to both clause (a) and clause (c) above shall be deemed to be a change in control solely under clause (c) above and (y) a transaction or transactions described in any of clauses (a), (b) or (c) above (including any merger solely for the purpose of changing our jurisdiction of incorporation) will not constitute a change in control if (i) at least 90% of the consideration received or to be received by holders of our common stock or reference property into which the notes have become convertible pursuant to “-Conversion Rights-Change in the Conversion Right Upon Certain Reclassifications, Business Combinations and Asset Sales” (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in connection with such transaction or transactions consists of common equity listed or quoted on The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors) (or which will be so traded when issued or exchanged in connection with such consolidation or merger) and (ii) as a result of such transaction or transactions, the notes become convertible into or exchangeable for such consideration as described in “-Conversion Rights-Change in the Conversion Right Upon Certain Reclassifications, Business Combinations and Asset Sales.”
There is no precise, established definition of the phrase “all or substantially all of the consolidated property or assets of our and our subsidiaries, taken as a whole” under applicable law. Accordingly, there may be uncertainty as to whether a sale, transfer, lease, conveyance or other disposition of less than all of our consolidated property or assets would permit a holder to exercise its right to have us repurchase its notes in accordance with the fundamental change provisions described above.
A “termination of trading” is deemed to occur if our common stock (or other common equity into which the notes are then convertible) is not listed for trading on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors).
We may not have the financial resources, and we may not be able to arrange for financing, to pay the fundamental change repurchase price for all notes holders have elected to have us repurchase. Furthermore, the terms of our existing or future indebtedness may limit our ability to pay the repurchase price to repurchase notes. Our failure to repurchase the notes when required would result in an event of default with respect to the notes. The exercise by holders of the notes of their right to require us to repurchase their notes upon a fundamental change could cause a default under our other outstanding indebtedness, even if the fundamental change itself does not. We may in the future enter into transactions, including recapitalizations, that would not constitute a fundamental change but that would increase our debt or otherwise adversely affect holders. The indenture for the notes does not restrict our or our subsidiaries’ ability to incur indebtedness, including senior or secured indebtedness. Our incurrence of additional indebtedness could adversely affect our ability to service our indebtedness, including the notes. In addition, the fundamental change repurchase feature of the notes would not necessarily afford holders of the notes protection in the event of highly leveraged or other transactions involving us that may adversely affect holders of the notes. See “Risk Factors-We will not be obligated to purchase the notes upon the occurrence of all significant transactions that are likely to affect the market price of our shares of our common stock and/or the trading price of the notes.” Furthermore, the fundamental change repurchase feature of the notes may in certain circumstances deter or discourage a third party from acquiring us, even if the acquisition may be beneficial to a holder. See “Risk Factors-The fundamental change and make-whole fundamental change provisions may delay or prevent an otherwise beneficial takeover attempt of us.” In connection with any fundamental change offer, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and Regulation 14E under the Exchange Act and all other applicable laws;

•	file a Schedule TO or any other required schedules under the Exchange Act or other applicable laws; and

•
otherwise comply with all applicable United States federal and state securities laws in connection with any offer by us to repurchase the notes; provided that any time period specified in this section “Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change” shall be extended to the extent necessary for such compliance.

No notes may be repurchased by us under this section on any date if, on such date, the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

No Optional Redemption

No “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically. Prior to the maturity date the notes will not be redeemable.

Consolidation, Merger and Sale of Assets

The indenture prohibits us from consolidating with or merging with or into, or selling, transferring, leasing, conveying or otherwise disposing of all or substantially all of our and our subsidiaries’ consolidated property or assets, taken as a whole, to, another person (other than one or more of our subsidiaries), whether in a single transaction or series of related transactions, unless, among other things:

•
we are the continuing person or such other person is organized and existing under the laws of the United States, any state of the United States or the District of Columbia, such other person assumes all of our obligations under the notes and the indenture, and following such transaction or series of related transactions the reference property does not include interests in an entity that is a partnership for U.S. federal income tax purposes; and

•	immediately after giving effect to such transaction or series of transactions, no default or event of default shall have occurred and be continuing under the indenture.

When the successor assumes all of our obligations under an indenture, except in the case of a lease, our obligations under the indenture will terminate. Some of the transactions described above could constitute a fundamental change that permits holders to require us to repurchase their notes, as described under “-Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change.” There is no precise, established definition of the phrase “all or substantially all of our and our subsidiaries’ consolidated property or assets, taken as a whole” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of our and our subsidiaries’ consolidated property or assets.

Events of Default

The following are events of default under the indenture for the notes:

•	our failure to pay the principal of any note when due, whether on the maturity date, on a fundamental change repurchase date with respect to a fundamental change, upon acceleration or otherwise;

•	our failure to pay an installment of interest on any note when due, if the failure continues for 30 days after the date when due;

•	our failure to satisfy our conversion obligations upon the exercise of a holder’s conversion right;

•
our failure to comply with our obligations (including the obligation to deliver a fundamental change notice) under “-Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change” and “-Consolidation, Merger and Sale of Assets” above;

•	our failure to comply with any other term, covenant or agreement contained in the notes or the indenture, if the failure is not cured within 60 days after notice to us by the trustee or to the trustee and us by holders of at least 25% in aggregate principal amount of the notes then outstanding, in accordance with the indenture;

•
we or any significant subsidiary (as defined below) fails to pay when due (whether at stated maturity or otherwise), after the expiration of any applicable grace period, the principal or interest on indebtedness for borrowed money, where the amount of such unpaid principal and/or interest is in an aggregate amount in excess of $50,000,000 (or its foreign currency equivalent), or a default occurs that results in the acceleration of maturity, of any indebtedness for borrowed money of our or any significant subsidiary in an aggregate amount in excess of $50,000,000 (or its foreign currency equivalent), and such failure or default continues for thirty (30) days after written notice of such failure or default is given to us by the trustee or to us and the trustee by the holders of at least twenty five percent (25%) in aggregate principal amount of the notes then outstanding;

•
a final judgment for the payment in excess of $50,000,000 (or its foreign currency equivalent) (excluding any amounts covered by insurance or subject to a binding indemnity from a financially responsible third party with resources sufficient to pay such indemnity obligation when due) is rendered against us or any significant subsidiary, which judgment is not discharged or stayed within thirty (30) days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished; or

•	certain events of bankruptcy, insolvency or reorganization with respect to us or any of our significant subsidiaries.

A “significant subsidiary,” for purposes of the sixth, seventh and eighth bullets above, is subsidiary that is a “significant subsidiary” as defined in Article 1, Rule 1-02(w) under Regulation S-X; provided that, in the case of a subsidiary that meets the criteria of clause (3) of such definition of “significant subsidiary” but not clause (1) or (2) of such definition, such subsidiary shall not be deemed to be a significant subsidiary unless such subsidiary’s income from continuing operations before income taxes, extraordinary items and cumulative effect of changes in accounting principles exclusive of amounts attributable to any non-controlling interests for the last completed fiscal year prior to the date of such determination exceeds $50,000,000.

If an event of default, other than an event of default referred to in the eighth bullet above, has occurred and is continuing, either the trustee, by notice to us, or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by notice to us and the trustee, may declare 100% of the principal of, and any accrued and unpaid interest on, all notes to be immediately due and payable. In the case of an event of default referred to in bullet (8) in the paragraph above, 100% of the principal of, and accrued and unpaid interest on, all notes will automatically become immediately due and payable.

If, at any time during the six-month period beginning on, and including, the date which is six months after the last date of original issuance of the notes and ending on the one-year anniversary of the last original issuance date of the notes, we fail to timely file any periodic report that the we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, as applicable (other than current reports on Form 8-K), and we do not cure such failure to file within 14 calendar days, we shall pay interest on the notes, accruing from the due date of the first missed filing that gives rise to such obligation and continuing until the earlier of (i) the one-year anniversary of the last original issuance date of the notes and (ii) the date on which we correct our failure to file such reports. During the first 90 days on which such additional interest is payable, such additional interest shall accrue at a rate of 0.25% per annum; thereafter, such additional interest shall accrue at a rate of 0.50% per annum.

In addition, if any notes (other than notes held by one of our affiliates, or acquired from such an affiliate less than one year earlier than the date of determination (giving effect to any applicable tacking under Rule 144(d))) or any shares of common stock issuable upon conversion of notes (other than notes held by one of our affiliates, or acquired from such an affiliate less than one year earlier than the date of determination (giving effect to any applicable tacking under Rule 144(d))) are restricted securities on or at any time after the one-year anniversary of the last original issuance date of such notes (or the next succeeding business day if such date is not a business day), we will pay additional interest on such notes accruing from the one-year anniversary of the last original issuance date of such notes and until the date on which such notes and any shares of common stock issuable upon the conversion of such notes cease to be restricted securities. During the first 90 days on which such additional interest is payable, such additional interest will accrue at a rate of 0.25% per annum; thereafter, such additional interest will accrue at a rate of 0.50% per annum.

The additional interest referred to in the two prior paragraphs will not accrue on any day (A) in which (1) we have filed a shelf registration statement for the resale of the notes and the shares of common stock issuable upon conversion thereof, (2) such shelf registration statement is effective and usable by holders for the resale of the notes and the shares of common stock issuable upon conversion thereof, and (3) the holders may register the resale of their notes or the shares of common stock issued upon conversion thereof under such shelf registration statement on terms customary for the resale of convertible securities offered in reliance on Rule 144A; or (B) in which conditions (A)(1) through (A)(3) of this sentence have been satisfied for a period of two years.

Notwithstanding the foregoing, for the first 270 days immediately following an event of default relating to our obligations as set forth in the first paragraph under the heading “-Annual Reports” below or for failure to comply with the requirements of Section 314(a)(1) of the TIA (at any time such section is applicable to the indenture, if any) (which will be the 61st day after written notice is provided to us of the default as described in bullet (5) in the paragraph above, unless such failure is cured or waived prior to such 61st day), the sole remedy for any such event of default shall, at our election, be the accrual of special interest on the notes at a rate per year equal to (i) 0.25% of the outstanding principal amount of the notes for the first 180 days following the occurrence of such event of default and (ii) 0.50% of the outstanding principal amount of the notes for the last 90 days of such 270 day period, in each case, payable semi-annually at the same time and in the same manner as regular interest payments on the notes. This special interest will be in addition to any additional interest that we are required to pay as provided above; provided, however, that in no event will the combined rate of the special interest and any additional interest due under this section exceed 0.50% per annum. The special interest will accrue on all outstanding notes from, and including the date on which such event of default first occurs to, and including, the 270th day thereafter (or such earlier date on which such event of default shall have been cured or waived). On and after the 271st day immediately following an event of default relating to our obligations as set forth under the heading “-Annual Reports” below, if we elected to pay the special interest, such special interest will cease to accrue and, if such event of default has not been cured or waived prior to such 271st day, either the trustee, by written notice to us, or the holders of not less than 25% in aggregate principal amount of the notes then outstanding, by written notice to us and the trustee, may immediately declare the principal amount of the notes and any accrued and unpaid interest through the date of such declaration, to be immediately due and payable.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest, the court could disallow recovery of any such portion. After any acceleration of the notes, the holders of a majority in aggregate principal amount of the notes by written notice to the trustee, may rescind or annul such acceleration in certain circumstances, if:

•	the rescission would not conflict with any judgment or decree of a court of competent jurisdiction;

•	all events of default, other than the non-payment of accelerated principal or interest, have been cured or waived (or are waived concurrently with such rescission or annulment); and

•	all amounts due to the trustee have been paid.

The indenture does not obligate the trustee to exercise any of its rights or powers at the request or demand of the holders, unless the holders have offered to the trustee security or indemnity that is satisfactory to the trustee against the costs, expenses and liabilities that the trustee may incur to comply with the request or demand. Subject to the relevant provisions of the indenture, applicable law and the trustee’s rights to indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

No holder will have any right to institute any suit, action or proceeding in equity or in law upon or under or with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture, unless:

•	the holder previously shall have given the trustee written notice of a continuing event of default;

•
the holders of at least 25% in aggregate principal amount of the notes then outstanding shall have made a written request to the trustee to institute such action, suit or proceeding in its own name as trustee;

•
the holder or holders shall have offered and, if requested, provided the trustee indemnity satisfactory to the trustee against any loss, liability or expense in connection with pursuing such remedy; and

•
the trustee shall have failed to comply with the request for 60 days after receipt of such notice, request and offer of indemnity, and during such 60 day period, the holders of a majority in aggregate principal amount of the notes then outstanding have not given the trustee a direction that is inconsistent with the request.

However, the above limitations do not apply to a suit by a holder to enforce:

•	the payment of all amounts due with respect to the notes (including any principal, interest or the fundamental change repurchase price);

•	the right to convert that holder’s notes in accordance with the indenture; or

•	the right to bring suit for the enforcement of any such payment or conversion.
Except as provided in the indenture, the holders of a majority of the aggregate principal amount of outstanding notes may, by written notice to the trustee, waive on behalf of all holders of notes any past default or event of default and its consequences, other than a default or event of default:

•	in the payment of principal of, or interest on, any note or in the payment of the fundamental change repurchase price, as the case may be;

•	arising from our failure to convert any note in accordance with the indenture; or

•	in respect of any provision under the indenture or the notes that cannot be modified or amended without the consent of the holders of each outstanding note affected, if:

•
all existing defaults or events of default, other than the nonpayment of the principal of and interest on the notes that have become due solely by the declaration of acceleration, have been cured or waived; and

•	the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.
We will notify the trustee within 30 days of our becoming aware of the occurrence of any default or event of default. In addition, the indenture requires us to furnish to the trustee, within 120 calendar days after the end of each fiscal year, commencing with the fiscal year ending December 31, 2017, a certificate from the principal executive, financial or accounting officer of ours stating that such officer has conducted or supervised a review of the activities of us and our performance of obligations under the indenture and the notes and that, based upon such review, no default or event of default exists thereunder or, if a default or event of default exists, specifying such event, status and the remedial action proposed to be taken by us with respect to such default or event of default. If a default or event of default has occurred and the trustee has received notice of the default or event of default in accordance with the indenture, or as to which a responsible officer of the trustee who shall have direct responsibility for the administration of the indenture shall have actual knowledge, the trustee must send to each registered holder of notes a notice of the default or event of default within 30 days after receipt of the notice or after acquiring such knowledge, as applicable. However, the trustee need not send the notice if the default or event of default:

•	has been cured or waived; or

•
is not in the payment or delivery of any amounts due (including principal, interest, the fundamental change repurchase price or the consideration due upon conversion) with respect to any note and the trustee in good faith determines that withholding the notice is in the best interests of the holders.

Modification and Waiver
We may amend or supplement the indenture or the notes with the consent of the holders of at least a majority in aggregate principal amount of the outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender or exchange offer for, notes). In addition, subject to certain exceptions, the holders of a majority in aggregate principal amount of the outstanding notes may waive by consent (including, without limitation, consents obtained in connection with a purchase of, or tender or exchange offer for, notes) our compliance with any provision of the indenture or notes without notice to any other holder of notes. Notwithstanding the two prior sentences, we have agreed with Silver Lake Alpine, L.P. that so long as they, together with their affiliates (the “Silver Lake Group”), collectively beneficially own at least 50% of the notes beneficially owned by them immediately following the issuance of the notes, we will not, without the consent of the Silver Lake Group, make any amendment or supplement to, or consent to a waiver of any provision of the indenture or the notes that requires the consent of the holders of the notes. However, without the consent of the holders of each outstanding note affected, no amendment, supplement or waiver may:

•	change the stated maturity of the principal of, or the payment date of any installment of interest on, any note;

•	reduce the principal amount of any note, or any interest on, any note;

•	change the place or currency of payment of principal of, or interest on, any note;

•
impair the right of any holder to receive any payment on, or with respect to, or any delivery or payment due upon the conversion of, any note or impair the right to institute a suit for the enforcement of any delivery or payment on, or with respect to, or due upon the conversion of, any note;

•
reduce the fundamental change repurchase price of any notes or modify, in a manner adverse to the holders of the notes, our obligations relating to the right of the holders to require us to repurchase notes upon a fundamental change;

•	reduce the conversion rate other than as provided under the indenture or adversely affect the right of the holders of the notes to convert their notes in accordance with the indenture;

•	reduce the percentage in aggregate principal amount of outstanding notes whose holders must consent to a modification to or amendment of any provision of the indenture or the notes; or

•
modify certain provisions of the indenture that require each holder’s consent or the provisions relating to the modification and waiver of defaults, except to increase the percentage required for modification or waiver or to provide for the consent of each affected holder.

Notwithstanding the foregoing or anything to the contrary, so long as any SL securities are outstanding, without the consent of the holders of 100% of the aggregate principal amount of the SL securities, an amendment, supplement or waiver, including a waiver of a past default, may not modify any provision contained in the indenture specifically and uniquely applicable to the SL securities in a manner adverse to the holders of, or the holders of a beneficial interest in, the SL securities.

We may amend or supplement the indenture or the notes without notice to or the consent of any holder of the notes to:

•
evidence the assumption of our obligations under the indenture and notes by a successor upon our consolidation or merger or the sale, transfer, lease, conveyance or other disposition of all or substantially all of our and our subsidiaries’ consolidated property or assets, taken as a whole, in accordance with the indenture;

•
make adjustments in accordance with the indenture to the right to convert the notes upon certain reclassifications in our common stock and certain consolidations, mergers and binding share exchanges and upon the sale, transfer, lease, conveyance or other disposition of all or substantially all of our and our subsidiaries’ consolidated property or assets, taken as a whole;

•	secure our obligations in respect of the notes or add guarantees with respect to the notes;

•	evidence and provide for the appointment of a successor trustee pursuant to the terms of the indenture;

•
comply with the provisions of any securities depository, including DTC, clearing agency, clearing corporation or clearing system, or the requirements of the trustee or the registrar, relating to transfers and exchanges of any applicable notes pursuant to the indenture;

•	add to our covenants or events of default for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

•	make provision with respect to adjustments to the conversion rate as required by the indenture or to increase the conversion rate in accordance with the indenture;

•	to make any change that does not adversely affect the rights of any holder;

•	to permit the conversion of the notes into reference property in accordance with the indenture; or

•	comply with the requirement of the SEC in order to effect or maintain the qualification of the indenture and any supplemental indenture under the TIA.

In addition, we and the trustee may enter into a supplemental indenture without the consent of holders of the notes in order to cure any ambiguity, defect, omission or inconsistency in the indenture in a manner that does not materially adversely affect the rights of any holder in any respect.

Discharge

We may generally satisfy and discharge our obligations under the indenture:

•	by delivering all outstanding notes to the trustee for cancellation; or

•
if after all outstanding notes have become due and payable at their scheduled maturity, upon conversion or repurchase upon fundamental change we irrevocably deposit with the trustee or the paying agent (if the paying agent is not us or any of our affiliates) cash (or, in the case of conversion, deliver to the holders common stock (and cash in lieu of any fractional shares), as applicable, solely to satisfy our conversion obligation) sufficient to satisfy all obligations due on all outstanding notes and pay all other sums payable under the indenture.

Calculations in Respect of Notes

We and our agents are responsible for making all calculations under the indenture and notes. These calculations include, but are not limited to, determinations of the closing sale price of our common stock, the number of shares deliverable upon conversion of the notes, adjustments to the conversion price and the conversion rate, the daily VWAPs, the conversion rate of the notes, the amount of conversion consideration deliverables in respect of any conversion and the amounts of interest payable on the notes. We and our agents will make all of these calculations in good faith, and, absent manifest error, these calculations will be final and binding on all holders of notes. We will provide a copy of these calculations to the trustee (and conversation agent if not the trustee), as required, and the trustee is entitled to conclusively rely on the accuracy of our calculations without independent verification.

No Personal Liability of Directors, Officers, Employees or Stockholders

None of our past, present or future directors, officers, employees or stockholders, as such, will have any liability for any of our obligations under the notes or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a note, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the notes. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Annual Reports

We must provide the trustee with a copy of the reports we must file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act no later than the date 15 business days after such reports must be filed with the SEC (after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). The filing of these reports with the SEC through its EDGAR database within the time periods for filing the same under the Exchange Act (taking into account any applicable grace periods provided thereunder) will satisfy our obligation to furnish those reports to the trustee. To the extent the TIA then applies to the indenture, we will comply with TIA §314(a). In addition, while the notes remain outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, we will, during any period in which we are not subject to Section 13 or 15(d) of the Exchange Act, furnish to holders of the notes and prospective investors, upon request, the information required to be delivered pursuant to Rule 144(c)(2) under the Securities Act.

Unclaimed Money

Subject to applicable escheatment laws, if money deposited with the trustee or paying agent for the payment of principal of, or accrued and unpaid interest on, the notes remains unclaimed for two years, the trustee and paying agent will pay the money back to us upon our written request. After the trustee or paying agent pays the money back to us, holders of notes entitled to the money must look to us for payment as general creditors, subject to applicable law, and all liability of the trustee and the paying agent with respect to the money will cease.

Purchase and Cancellation

The registrar, paying agent and conversion agent will forward to the trustee any notes surrendered to them for transfer, exchange, payment or conversion, and the trustee will promptly cancel those notes in accordance with its customary procedures. We will not issue new notes to replace notes that we have paid or delivered to the trustee for cancellation or that any holder has converted.

We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. We may, at our option surrender to the trustee for cancellation any notes we purchase in this manner. Notes surrendered to the trustee for cancellation may not be reissued or resold and will be promptly cancelled.

Replacement of Notes

We will replace mutilated, lost, destroyed or stolen notes at the holder’s expense upon delivery to the trustee of the mutilated notes or evidence of the loss, destruction or theft of the notes satisfactory to the trustee and us. In the case of a lost, destroyed or stolen note, we or the trustee may require, at the expense of the holder, indemnity (including in the form of a bond) reasonably satisfactory to us and the trustee.

Trustee and Transfer Agent

The trustee for the notes is U.S. Bank, National Association. We have appointed the trustee as the initial paying agent, registrar and conversion agent with regard to the notes. The indenture permits the trustee to deal with us and any of our affiliates with the same rights the trustee would have if it were not trustee. U.S. Bank National Association and its affiliates have in the past provided or may from time to time in the future provide banking and other services to us in the ordinary course of their business.

The holders of a majority in aggregate principal amount of the notes then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain exceptions. If an event of default occurs and is continuing, the trustee must exercise its rights and powers under the indenture using the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. The indenture does not obligate the trustee to exercise any of its rights or powers at the request or demand of the holders, unless the holders have offered to the trustee security or indemnity that is satisfactory to the trustee against the costs, expenses and liabilities that the trustee may incur to comply with the request or demand.

Listing and Trading

We do not intend to apply for listing of the notes on any securities exchange or to arrange for their quotation on any interdealer quotation system. Our common stock is listed for trading on The Nasdaq Global Market.

Registration Rights

We prepared this prospectus in connection with our obligations under the Investment Agreement, which provides the selling securityholders with certain registration rights with respect to the resale of the notes and the shares of common stock issuable upon conversion of the notes, if any. Pursuant to the Investment Agreement, we have agreed to use our reasonable efforts to keep the shelf registration statement of which this prospectus is a part effective until the earliest of such time as all registrable securities have (i) been sold in accordance with the plan of distribution disclosed in this prospectus or (ii) otherwise cease to be outstanding.

Form, Denomination and Registration of Notes

The notes have been issued in registered form, without interest coupons, in minimum denominations and integral multiples of $1,000 principal amount, in the form of securities as set forth in the indenture. The trustee need not register the transfer of or exchange any note for which a fundamental change repurchase notice has been delivered, and not withdrawn, except (i) if we default in the payment of the fundamental change repurchase price or (ii) with respect to that portion of the notes not being repurchased.

Physical securities may be issued in exchange for interests in a global security solely pursuant to the indenture. So long as the notes, or portion thereof, are eligible for book-entry settlement with the depository, unless otherwise required by law, subject to the indenture, such notes may be represented by one or more notes in global form registered in the name of the depository or the nominee of the depository (“global securities”). The transfer and exchange of beneficial interests in any such global securities shall be effected through the depositary in accordance with the indenture and the applicable procedures of the depository. Except as provided in the indenture, beneficial owners of a global security shall not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical securities and such beneficial owners will not be considered holders of such global security. Any global securities shall represent such amount of the outstanding notes as shall be specified therein and shall provide that it shall represent the aggregate amount of outstanding notes from time to time endorsed thereon and that the aggregate amount of outstanding notes represented thereby may from time to time be increased or reduced to reflect issuances, repurchases, conversions, transfers or exchanges permitted hereby. Any endorsement of a global security to reflect the amount of any increase or decrease in the amount of outstanding notes represented thereby shall be made by the trustee or the custodian for the global security, at the written direction of the Trustee, in such manner and upon instructions given by the holder of such notes in accordance with the indenture. Payment of principal of, and interest on, any global securities (including the fundamental change repurchase price, if applicable) shall be made to the depository in immediately available funds.

We will not impose a service charge in connection with any transfer or exchange of any note.

Governing Law

The indenture and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, are governed by and will be construed in accordance with the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock is summarized from, and qualified in its entirety by reference to, our amended and restated certificate of incorporation, as amended (“certificate of incorporation”) and our bylaws, as amended (“bylaws”), each of which has been publicly filed with the SEC. See the sections entitled “Where You Can Find More Information” and “Incorporation by Reference” above.

Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share. As of July 31, 2018, there were 58,667,448 shares of common stock outstanding, and no shares of preferred stock outstanding.

Our common stock is listed on The Nasdaq Global Select Market under the symbol “CSOD.” The transfer agent for our common stock is Computershare Trust Company, N.A.

Common Stock

Each holder of our common stock is entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

Preferred Stock

Pursuant to our certificate of incorporation, our board has the authority, without approval by the stockholders, to issue up to a total of 50,000,000 shares of preferred stock in one or more series. Our board may establish the number of shares to be included in each such series and may fix the designations, preferences, powers and other rights of the shares of a series of preferred stock. Our board could authorize the issuance of preferred stock with voting or conversion rights that could dilute the voting power or rights of the holders of our common stock.

The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us and might harm the market price of our common stock.

Anti-Takeover Provisions

Our certificate of incorporation, our bylaws and Delaware law contain provisions that may have the effect of delaying or preventing a change in control of us or changes in our management. Our certificate of incorporation and our bylaws include provisions that:

•	authorize “blank check” preferred stock, which could be issued by the board without stockholder approval and may contain voting, liquidation, dividend and other rights superior to our common stock;

•	create a classified board of directors (that is being phased out over the next two years) whose members serve staggered three-year terms;

•	specify that special meetings of our stockholders can be called only by the board, the chairperson of the board, the chief executive officer or the president;

•	establish an advance notice procedure for stockholder approvals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board;

•	provide that our directors may be removed only for cause until the 2021 annual meeting of stockholders when our directors may be removed either with or without cause;

•	provide that vacancies on our board may be filled only by a majority of directors then in office, even though less than a quorum;

•	specify that no stockholder is permitted to cumulate votes at any election of directors; and

•	require supermajority votes of the holders of our common stock to amend specified provisions of our charter documents.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management.

In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”). In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an “interested stockholder” is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the “interested stockholder.” With certain exceptions, an “interested stockholder” is a person or group who or which owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

SELLING SECURITYHOLDERS

On November 8, 2017, we entered into an investment agreement (the “Investment Agreement”) with certain affiliates of Silver Lake Group, L.L.C. (“Silver Lake”), relating to the issuance of the notes. On December 8, 2017, the transactions contemplated by the Investment Agreement were consummated, and we issued the notes to certain investors pursuant to the terms of an indenture between us and U.S. Bank National Association, dated as of December 8, 2017 (the “Indenture”). The notes were initially convertible into an aggregate of 7,142,850 shares of common stock and were issued in a transaction exempt from the registration requirements of the Securities Act. With certain exceptions, the notes remain subject to transfer restrictions which contractually prohibit the selling securityholders from transferring the economic consequences of ownership of the notes or converting the notes until the earlier of (i) December 8, 2018 and (ii) the consummation of a change in control of us or the entry into a definitive agreement for a transaction that, if consummated, would result in a change in control of us. The Investment Agreement also provides Silver Lake with certain registration rights with respect to the resale of $294,000,000 in principal amount of the notes and the shares of common stock issuable upon conversion thereof, if any. Pursuant to the Investment Agreement, we have agreed to use our reasonable efforts to keep the shelf registration statement of which this prospectus is a part effective until the earliest of such time as all registrable securities have (a) been sold in accordance with the plan of distribution disclosed in this prospectus or (b) otherwise cease to be outstanding.

For purposes of this prospectus, “selling securityholders” includes the securityholders listed below and, pursuant to the Investment Agreement, their permitted transferees, pledgees, assignees, distributees, donees or successors or others who later hold any of the selling securityholders’ interests. Our registration of the notes and the shares of common stock issuable upon conversion of the notes does not necessarily mean that the selling securityholders will sell all or any of such notes or common stock. The following table sets forth certain information as of July 31, 2018 concerning the notes and shares of common stock that may be offered from time to time by each selling securityholder with this prospectus. The information is based on information provided by or on behalf of the selling securityholders. In the table below, the number of shares of common stock that may be offered pursuant to this prospectus is calculated based on the initial conversion rate of 23.8095 shares of common stock per $1,000 aggregate principal amount of notes. The number of shares of common stock issuable upon conversion of the notes is subject to adjustment under certain circumstances described in the Indenture. Accordingly, the number of shares of common stock issuable upon conversion of the notes and the number of shares of common stock beneficially owned and offered by the selling securityholders pursuant to this prospectus may increase or decrease from that set forth in the table below. Information about the selling securityholders may change over time. In particular, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided us with information regarding their notes. Any changed or new information given to us by the selling securityholders will be set forth in supplements to this prospectus or amendments to the registration statement of which this prospectus is a part, if and when necessary.

Name	Principal Amount of Notes Beneficially Owned and Offered Hereby	Number of Shares of Common Stock Beneficially Owned and Offered Hereby (1)	Percentage of Shares of Common Stock Beneficially Owned and Offered Hereby (2)
SLP Chicago Holdings, L.P. (3)	$218,242,000	5,196,232	8.14%
SLC Chicago Co-Invest II, L.P. (3)	$75,758,000	1,803,760	2.98%

(1)
Assumes for each $1,000 in principal amount of the notes an initial conversion rate of 23.8095 shares of common stock upon conversion. This initial conversion rate is subject to adjustment, however, as described in this prospectus under “Description of Notes-Conversion Rights-Adjustments to the Conversion Rate” and “Description of Notes-Conversion Rights-Adjustment to the Conversion Rate Upon the Occurrence of a Make-whole Fundamental Change.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)
The percentage reflects 58,667,448 shares of common stock outstanding as of July 31, 2018 and gives effect to the total number of shares of common stock beneficially owned by the selling securityholders.

(3)
According to a Schedule 13D filed with the SEC on December 18, 2017 and information provided to us, the 6,999,992 shares of Common Stock which may be deemed to be beneficially owned by Silver Lake Group, L.L.C. consists of 5,196,232 and 1,803,760 shares of Common Stock which would be received upon conversion of the $218,242,000 and $75,758,000 aggregate principal amount of our 5.75% Convertible senior notes due 2021 held by SLP Chicago Holdings, L.P. and SLC Chicago Co-Invest II, L.P., respectively, based on the initial conversion price of the convertible notes. The general partner of SLP Chicago Holdings, L.P. is SLP Chicago GP, L.L.C. and the managing member of SLP Chicago GP, L.L.C. is Silver Lake Alpine Associates, L.P. The general partner of Silver Lake Alpine Associates, L.P. is SLAA (GP), L.L.C. The general partner of SLC Chicago Co-Invest II, L.P. is SLC Co-Invest GP, L.L.C. and the managing member of each of SLAA (GP), L.L.C. and SLC Co-Invest GP, L.L.C. is Silver Lake Group, L.L.C. The managing members of Silver Lake Group, L.L.C. are Michael Bingle, Egon Durban, Kenneth Hao and Gregory Mondre. Joseph Osnoss, a member of our board, is a Managing Director at Silver Lake. The address of the entities above is 2775 Sand Hill Road, Suite 100, Menlo Park, CA 94025.

Except for the transactions referred to herein and in documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (including director positions with us and the Investment Agreement), none of the selling securityholders has, or within the last three years has had, any position, office or other material relationship (legal or otherwise) with us or any of our subsidiaries other than as a holder of our securities.

PLAN OF DISTRIBUTION
The selling securityholders, including their pledgees, donees, transferees, distributees, beneficiaries or other successors in interest, may from time to time offer some or all of the notes or shares of common stock (collectively, “Securities”) covered by this prospectus. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.
The selling securityholders will not pay any of the costs, expenses and fees in connection with the registration and sale of the Securities covered by this prospectus, but they will pay any and all underwriting discounts, selling commissions and stock transfer taxes, if any, attributable to sales of the Securities. We will not receive any proceeds from the sale of Securities.
The selling securityholders may sell the Securities covered by this prospectus from time to time, and may also decide not to sell all or any of the Securities that they are allowed to sell under this prospectus. The selling securityholders will act independently of us in making decisions regarding the timing, manner and size of each sale. These dispositions may be at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at privately negotiated prices. Sales may be made by the selling securityholders in one or more types of transactions, which may include:

•
purchases by underwriters, dealers and agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling securityholders and/or the purchasers of the Securities for whom they may act as agent;

•
one or more block transactions, including transactions in which the broker or dealer so engaged will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	ordinary brokerage transactions or transactions in which a broker solicits purchases;

•	purchases by a broker-dealer or market maker, as principal, and resale by the broker-dealer for its account;

•
the pledge of Securities for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of Securities, and, in the case of any collateral call or default on such loan or obligation, pledges or sales of Securities by such pledgees or secured parties;

•	short sales or transactions to cover short sales relating to the Securities;

•	one or more exchanges or over the counter market transactions;

•
through distribution by a selling securityholder or its successor in interest to its members, general or limited partners or shareholders (or their respective members, general or limited partners or shareholders);

•	privately negotiated transactions;

•	the writing of options, whether the options are listed on an options exchange or otherwise;

•	distributions to creditors and equity holders of the selling securityholders; and

•	any combination of the foregoing, or any other available means allowable under applicable law.

A selling securityholder may also resell all or a portion of its Securities in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) provided it meets the criteria and conforms to the requirements of Rule 144 and all applicable laws and regulations.
The selling securityholders may enter into sale, forward sale and derivative transactions with third parties, or may sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those sale, forward sale or derivative transactions, the third parties may sell securities covered by this prospectus, including in short sale transactions and by issuing securities that are not covered by this prospectus but are exchangeable for or represent beneficial interests in our common stock. The third parties also may use shares of our common stock received under those sale, forward sale or derivative arrangements or shares of our common stock pledged by the selling securityholder or borrowed from the selling securityholders or others to settle such third-party sales or to close out any related open borrowings of our common stock. The third parties may deliver this prospectus in connection with any such transactions. Any third party in such sale transactions will be an underwriter and will be identified in a supplement or a post-effective amendment to the registration statement of which this prospectus is a part, as may be required.
In addition, the selling securityholders may engage in hedging transactions with broker-dealers in connection with distributions of Securities or otherwise. In those transactions, broker-dealers may engage in short sales of securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell securities short and redeliver securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers which require the delivery of securities to the broker-dealer. The broker-dealer may then resell or otherwise transfer such securities pursuant to this prospectus. The selling securityholders also may loan or pledge Securities, and the borrower or pledgee may sell or otherwise transfer the Securities so loaned or pledged pursuant to this prospectus. Such borrower or pledgee also may transfer those Securities to investors in our securities or the selling securityholders’ securities or in connection with the offering of other securities not covered by this prospectus.
To the extent necessary, the specific terms of the offering of Securities, including the specific Securities to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any underwriter, broker-dealer or agent, if any, and any applicable compensation in the form of discounts, concessions or commissions paid to underwriters or agents or paid or allowed to dealers will be set forth in a supplement to this prospectus or a post-effective amendment to this registration statement of which this prospectus forms a part. The selling securityholders may, or may authorize underwriters, dealers and agents to, solicit offers from specified institutions to purchase Securities from the selling securityholders. These sales may be made under “delayed delivery contracts” or other purchase contracts that provide for payment and delivery on a specified future date. If necessary, any such contracts will be described and be subject to the conditions set forth in a supplement to this prospectus or a post-effective amendment to this registration statement of which this prospectus forms a part.
Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling securityholders. Broker-dealers or agents may also receive compensation from the purchasers of Securities for whom they act as agents or to whom they sell as principals, or both. Compensation to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving securities. In effecting sales, broker-dealers engaged by the selling securityholders may arrange for other broker-dealers to participate in the resales.
In connection with sales of Securities covered hereby, the selling securityholders and any underwriter, broker-dealer or agent and any other participating broker-dealer that executes sales for the selling securityholders may be deemed to be an “underwriter” within the meaning of the Securities Act. Accordingly, any profits realized by the selling securityholders and any compensation earned by such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” under the Securities Act must deliver this prospectus in the manner required by the Securities Act. This prospectus delivery requirement may be satisfied through the facilities of Nasdaq in accordance with Rule 153 under the Securities Act or satisfied in accordance with Rule 174 under the Securities Act.
We and the selling securityholders have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. In addition, we or the selling securityholders may agree to indemnify any underwriters, broker-dealers and agents against or contribute to any payments the underwriters, broker-dealers or agents may be required to make with respect to, civil liabilities, including liabilities under the Securities Act. Underwriters, broker-dealers and agents and their affiliates are permitted to be customers of, engage in transactions with, or perform services for us and our affiliates or the selling securityholders or their affiliates in the ordinary course of business.
The selling securityholders will be subject to the applicable provisions of Regulation M of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Securities by the selling securityholders. Regulation M may also restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the Securities. These restrictions may affect the marketability of such Securities.
In order to comply with applicable securities laws of some states or countries, the Securities may only be sold in those jurisdictions through registered or licensed brokers or dealers and in compliance with applicable laws and regulations. In addition, in certain states or countries the Securities may not be sold unless they have been registered or qualified for sale in the applicable state or country or an exemption from the registration or qualification requirements is available. In addition, any Securities of a selling securityholder covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold in open market transactions under Rule 144 rather than pursuant to this prospectus.
In connection with an offering of Securities under this prospectus, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.
The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.
These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Securities offered under this prospectus. As a result, the price of the Securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on Nasdaq or another securities exchange or automated quotation system, or in the over-the-counter market or otherwise.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of certain material U.S. federal income tax considerations of the purchase, ownership and disposition of the notes and the shares of common stock into which the notes may be converted, as of the date of this prospectus. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable regulations, administrative rulings and judicial decisions in effect as of the date hereof, any of which may subsequently be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. Except where noted, this summary deals only with a note or share of common stock acquired pursuant to a conversion of such note held as a capital asset by a beneficial owner who purchased such note from the selling securityholder pursuant to this prospectus. This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•
tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, banks, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, or traders in securities that elect to use a mark-to-market method of accounting for their securities;

•
tax consequences to persons holding notes or common stock as a part of a hedging, integrated or conversion transaction or a straddle or persons deemed to sell notes or common stock under the constructive sale provisions of the Code;

•	tax consequences to U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar;

•	tax consequences to accrual-method taxpayers subject to special accounting rules under Section 451(b) of the Code;

•	tax consequences to investors in pass-through entities;

•	tax consequences to a holder who is “controlled foreign corporation,” “passive foreign investment company” or “U.S. expatriate”;

•	alternative minimum tax consequences, if any;

•	any state, local or non-U.S. tax consequences;

•	any Medicare net investment income tax consequences to non-U.S. holders; and

•	estate or gift tax consequences, if any.

If an entity or arrangement, domestic or foreign, that is treated as a partnership for U.S. federal income tax purposes holds notes or shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the notes or shares of common stock, you should consult your tax advisor.

THIS SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF THE NOTES OR THE SHARES OF OUR COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE ARISING UNDER U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR ANY OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

•	As used herein, the term “U.S. holder” means a beneficial owner of notes or shares of common stock received upon conversion of the notes that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•
a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust, if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner (other than a partnership or any entity, domestic or foreign, that is treated as a partnership for U.S. federal income tax purposes) of notes or shares of common stock received upon conversion of the notes that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as corporations that accumulate earnings to avoid federal income tax or, in certain circumstances, individuals who are U.S. expatriates. Consequently, non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Consequences to U.S. Holders

Payments of Interest

Stated interest on a note will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrued in accordance with the U.S. holder’s usual method of accounting for tax purposes.

The notes were originally issued with OID for U.S. federal income tax purposes. The amount of OID at the time of the original issue of a note was equal to the excess of the note’s stated principal amount over its original issue price, which OID was allocated to each accrual period of the note. The amount of OID allocable to an accrual period is equal to the excess of (1) the product of the “adjusted issue price” of the note at the beginning of the accrual period and its yield to maturity (determined on the basis of a compounding assumption that reflects the length of the accrual period) over (2) the amount of any stated interest allocable to the accrual period. The “adjusted issue price” of a note at the beginning of any accrual period is the sum of the issue price of the note plus the amount of OID allocable to all prior accrual periods. The “yield to maturity” of a note is the interest rate that, when used to compute the present value of all payments to be made on the note, produces an amount equal to the issue price of the note. Regardless of a U.S. holder’s method of accounting, a U.S. holder will be required to accrue OID on a constant yield basis and include such accruals in gross income as ordinary interest income in advance of the receipt of cash attributable to that income with respect to accrual periods occurring after such U.S. holder’s purchase of the note. Under these rules, a U.S. holder will generally have to include in income increasingly greater amounts of OID in successive accrual periods. Holders may obtain information regarding the amount of the OID and the yield to maturity relating to the notes by contacting Adam Weiss, General Counsel at Cornerstone OnDemand, Inc. at aweiss@csod.com, or at (310) 752-0200.

If a U.S. holder’s initial tax basis in the notes exceeds the notes’ adjusted issue price as of the purchase date, but is less than or equal to the face amount of the notes, such U.S. holder will be considered to have purchased the notes at an “acquisition premium” equal to such excess. Under the acquisition premium rules, the amount of OID that such U.S. holder must include in its gross income with respect to such notes for any taxable year (or portion thereof in which the U.S. holder holds the note) will be reduced by the portion of the acquisition premium allocable to the period. Acquisition premium will be allocated proportionately to the inclusions of OID.

A U.S. holder may elect, subject to certain limitations, to include all interest that accrues on a note in gross income on a constant yield basis. For purposes of this election, interest includes stated interest and OID. When applying the constant yield method to a note for which this election has been made, the issue price of the note will equal such U.S. holder’s basis in the note immediately after its acquisition and the issue date of the note will be the date of its acquisition by such holder. This election generally will apply only to the note with respect to which it is made and may not be revoked without the consent of the IRS.

Additional Amounts

We may be required to make additional payments on a note as described above under “Description of Notes-Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change” and “Description of Notes-Events of Default.” Due to a lack of relevant authority regarding certain of these payments, the applicability to the notes of U.S. Treasury Regulations governing contingent payment debt instruments is uncertain. In particular, the effect of the interest make-whole payment described in “Description of Notes-Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change” on the tax treatment of the notes is unclear. We intend to take the position that the possibility of such payments is remote, and therefore we do not intend to treat the notes as subject to the special rules governing contingent payment debt instruments under the applicable U.S. Treasury Regulations as a result of the possibility that such payments may be made. Our determination in this regard, while not binding on the IRS, is binding on U.S. holders unless they disclose their contrary position. If the IRS takes a position contrary to that described above, holders of the notes may be required to accrue interest income based upon a “comparable yield” (as defined in the U.S. Treasury Regulations) determined at the time of issuance of the notes (which yield would be higher than the stated interest on the notes), with adjustments to such accruals when any contingent payments are made that differ from the payments based on the comparable yield. In addition, any gain realized on the sale or other taxable disposition of the notes or upon conversion of the notes would be treated as ordinary income rather than as capital gain. Holders of the notes should consult their own tax advisors regarding the tax consequences if the notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Market Discount

A U.S. holder that purchases a note from the selling securityholders pursuant to this prospectus for an amount that is less than its revised issue price (as defined in Section 6278 of the Code), may be treated as acquiring such note with “market discount.” Subject to a de minimis exception, the “market discount” on a note will equal the amount, if any, by which its revised issue price exceeds the U.S. holder’s adjusted tax basis in the note immediately after its acquisition.

If a U.S. holder acquires a note at a market discount and does not elect to include market discount in income as it accrues, such U.S. holder will generally be required to treat any principal payment on or gain recognized on a sale, exchange or other taxable disposition of the note as ordinary income to the extent of accrued market discount on such note at the time of such principal payment on or sale, exchange or other taxable disposition. In addition, such U.S. holder may be required to include accrued market discount in income upon a disposition of a note in certain otherwise non-taxable transactions as if such U.S. holder sold the note for its fair market value. A U.S. holder that acquires a note at a market discount and does not elect to include market discount in income as it accrues, may be required to defer the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry the note until maturity or until a taxable disposition of the note.

A U.S. holder may elect to include market discount in income on a current basis as it accrues over the remaining term of the note (on either a ratable or constant-yield method). Once made, this election applies to all market discount obligations acquired by such U.S. holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If a U.S. holder makes such an election, the rules described above which treat gain realized on a note as ordinary income to the extent of accrued market discount and require deferral of certain interest deductions will not apply. The market discount rules are complex and U.S. holders should consult their own tax advisors regarding the application of these rules to their investment in the notes and the election to include market discount in income on a current basis, including with respect to the application of the market discount rules following a conversion of notes into shares of common stock.

Generally, upon conversion of a note acquired at a market discount into shares of common stock, any market discount not previously included in income (including as a result of the conversion) will carry over to the common shares received in exchange for the note. Any such market discount that is carried over to shares of common stock received upon conversion will be taxable as ordinary income upon the sale or other disposition of such shares of common stock (including a deemed sale or disposition of a fractional share of common stock pursuant to a conversion). U.S. holders holding notes acquired with a market discount should consult their own tax advisors as to the particular tax consequences to them of conversion of a note for cash and common stock.

Amortizable Bond Premium

If a U.S. holder acquires a note for an amount that is greater than the sum of all amounts payable on the note after the acquisition date other than payments of stated interest (generally, the note’s principal amount), such U.S. holder generally will be considered to have acquired the note with “amortizable bond premium.” For purposes of determining the amount of any amortizable bond premium on a note, the purchase price for the note is reduced by the amount of the portion of the purchase price attributable to the note’s conversion feature. In general, the amortizable bond premium with respect to a note will be equal to the excess, if any, of (1) the U.S. holder’s adjusted tax basis in the note immediately after its acquisition reduced by an amount equal to the value of the note’s conversion feature over (2) the note’s principal amount.

A U.S. holder may elect to amortize such premium over the remaining term of the note using a constant yield method. A U.S. holder generally may use the amortizable bond premium allocable to an accrual period to offset stated interest otherwise required to be included in income with respect to the note in that accrual period under the U.S. holder’s regular method of accounting for U.S. federal income tax purposes. Once made, an election to amortize bond premium applies to all debt obligations held as of the beginning of the taxable year to which such election applies or subsequently acquired by such U.S. holder and may not be revoked without the consent of the IRS.

Sale, Exchange, Repurchase or Other Taxable Disposition of Notes

Except as provided below under “-Conversion of Notes,” a U.S. holder will generally recognize capital gain or loss upon the sale, repurchase or other taxable disposition of a note, equal to the difference between the sum of the cash plus the fair market value of any other property received upon such disposition (excluding any amount attributable to accrued but unpaid interest, which will be treated as described above under “-Payments of Interest”) and such U.S. holder’s adjusted tax basis in the note plus the amount, if any included in income by the U.S. holder as OID, as market discount or on an adjustment to the conversion rate of the note, as described in “-Constructive Distributions” below and reduced by any premium that the U.S. holder amortized with respect to the note and any payments received on the note other than stated interest. A U.S. holder’s tax basis in a note will generally be equal to the amount that the U.S. holder paid for the note. If, at the time of the sale, exchange or other taxable disposition of the note, a U.S. holder held the note for more than one year, such gain or loss will be long-term capital gain or loss (unless such gain is treated as ordinary income based on the application of the market discount rules discussed above. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, will generally be subject to a reduced rate of U.S. federal income tax. A U.S. holder’s ability to deduct capital losses may be limited.

Conversion of Notes

If a U.S. holder presents a note for conversion, the U.S. holder will receive common stock (and cash in lieu of a fractional share) in exchange for the note upon conversion, and such U.S. holder generally will not recognize gain or loss upon the conversion of the note into common stock except to the extent of (1) cash received in lieu of a fractional share and (2) the fair market value of common stock attributable to accrued and unpaid interest (which will be treated as described above), subject to the discussion under “-Constructive Distributions” below regarding the possibility that an adjustment to the conversion rate of a note converted in connection with a fundamental change may be treated as a taxable stock dividend and subject to the market discount discussion under “-Market Discount” above. The tax basis of shares of common stock received upon a conversion (including any fractional share deemed to be received by the U.S. holder but excluding shares attributable to accrued and unpaid interest, the tax basis of which will equal their fair market value) will equal the adjusted tax basis of the note that was converted. A U.S. holder’s tax basis in a fractional share of our common stock will be determined by allocating such holder’s tax basis in the shares of our common stock between the shares of our common stock actually received and the fractional share of our common stock deemed received upon conversion, in accordance with their respective fair market values. The U.S. holder’s holding period for the shares of common stock will include the period during which the U.S. holder held the notes, except that the holding period of any shares received with respect to accrued and unpaid interest will commence on the day after the date of receipt.

Cash received in lieu of a fractional share of our common stock upon a conversion of a note should be treated as a payment in exchange for the fractional share of our common stock. Accordingly, the receipt of cash in lieu of a fractional share of our common stock should generally result in capital gain or loss (unless such gain is treated as ordinary income based on the application of the market discount rules discussed above), measured by the difference, if any, between the cash received for the fractional share of our common stock and a U.S. holder’s tax basis allocable to such fractional share of our common stock, as described above.

A U.S. holder that converts a note between a record date for an interest payment and the next interest payment date and consequently receives a payment of cash interest, as described in “Description of Notes-Conversion Rights,” should consult its own tax advisor concerning the appropriate treatment of such payments.

As described in “Description of Notes-Conversion Rights,” our delivery of shares of common stock and if applicable, cash in lieu of any fractional share of common stock, will be deemed to satisfy our obligation with respect to accrued and unpaid interest on the notes.

Possible Effect of the Change in Conversion Consideration after a Change in Control

In the event we undergo certain of the events described under “Description of Notes-Conversion Rights-Change in the Conversion Right Upon Certain Reclassifications, Business Combinations and Asset Sales,” the conversion rate and the related conversion consideration may be adjusted such that a U.S. holder would be entitled to convert its notes into the shares, property or assets described in such section. Depending on the facts and circumstances at the time of such event, such adjustment may result in a deemed exchange of the outstanding notes, which may be a taxable event for U.S. federal income tax purposes. A U.S. holder should consult its tax advisor regarding the U.S. federal income tax consequences of such an adjustment.

Distributions

Distributions, if any, made on our common stock to a U.S. holder generally will be included in a U.S. holder’s income as ordinary dividend income to the extent of our current or accumulated earnings and profits. However, with respect to dividends received by individuals, such dividends are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. holder’s tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporation may be eligible for a dividends received deduction, subject to applicable limitations.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances. Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a U.S. holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to a U.S. holder. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. holder will be deemed to have received a distribution even though the U.S. holder has not received any cash or property as a result of such adjustments. In addition, an adjustment to the conversion rate in connection with a make-whole fundamental change may be treated as a deemed distribution. Any deemed distributions will generally be taxable as a dividend, return of capital, or capital gain as described in “-Distributions” above. However, U.S. holders should consult with their own tax advisors as to whether a constructive dividend deemed paid to a non-corporate U.S. holder would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received and whether corporate U.S. holders would be entitled to claim the dividends-received deduction with respect to any such constructive dividends. Because a constructive dividend deemed received by a U.S. holder would not give rise to any cash from which any applicable withholding could be satisfied, if backup withholding is paid on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), such backup withholding may be set off against payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on the common stock). Generally, a U.S. holder’s adjusted tax basis in a note will be increased to the extent any such constructive distribution is treated as a dividend. U.S. holders should consult their tax advisors on the impact a constructive distribution may have on their holding period in the notes.

Sale, Certain Redemptions or Other Taxable Dispositions of Common Stock

Upon the sale, certain redemptions or other taxable dispositions of our common stock, a U.S. holder generally will recognize capital gain or loss (subject to the application of the market discount rules discussed above) equal to the difference between (1) the amount of cash and the fair market value of all other property received upon such disposition and (2) the U.S. holder’s tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders (including individuals) will generally be subject to reduced rates of U.S. federal income tax. A U.S. holder’s ability to deduct capital losses may be limited.

Medicare Tax on Net Investment Income

Generally, a 3.8% Medicare contribution tax is imposed on the net investment income of certain individuals with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers) and on the undistributed net investment income of certain estates and trusts. Interest and dividends received (or deemed to be received) by holders of the notes and our common stock and capital gains from the sale or other disposition of notes or common stock generally will constitute net investment income and be subject to the 3.8% tax. U.S. holders that are individuals, estates or trusts should consult their tax advisors regarding the applicability of the Medicare tax to them.

Consequences to Non-U.S. Holders

Payments of Interest

Subject to the discussions of backup withholding and foreign accounts, below, U.S. federal income tax and the 30% U.S. federal withholding tax will not be applied to any payment of interest on a note to a non-U.S. holder provided that:

•	such interest is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States;

•
the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership; and

•
(1) the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form)) or (2) the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediaries or foreign partnerships satisfy the certification requirements of applicable U.S. Treasury Regulations.

Special certification rules apply to non-U.S. holders that are pass-through entities.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest (including any accrued OID) will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (1) IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding (including any accrued OID) under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and includible in the non-U.S. holder’s gross income. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or a U.S. fixed base, then (although the non-U.S. holder will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied) the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis generally in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Dividends and Constructive Distributions

Any dividends paid to a non-U.S. holder with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see “Consequences to U.S. Holders-Constructive Distributions” above) will be subject to withholding tax at a 30% rate or, if applicable certification requirements are timely satisfied, such lower rate as may be specified by an applicable income tax treaty as provided for in the certification. However, dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business within the United States and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or a U.S. fixed base, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or at corporate rates, as applicable. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if withholding taxes are paid on behalf of a non-U.S. holder, those withholding taxes may be set off against payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on the common stock).

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable income tax treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange, and Repurchases, Conversion or Other Taxable Dispositions of Notes or Shares of Common Stock

Subject to the discussions of backup withholding and foreign accounts below, any gain recognized by a non-U.S. holder on the sale, exchange, and repurchases or other taxable disposition of a note or common stock will not be subject to U.S. federal income tax unless:

•
that gain is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or a U.S. fixed base);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•
we are or have been a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes during the shorter of the non-U.S. holder’s holding period or the five-year period ending on the date of disposition of the notes or common stock, as the case may be.

If a non-U.S. holder’s gain is described in the first bullet point above, such holder will be subject to tax at regular graduated U.S. federal income tax rates on the net gain recognized, generally in the same manner as if such holder were a U.S. holder. If a non-U.S. holder is a foreign corporation that recognizes gain described in the first bullet point above, such holder may also be subject to the branch profits tax equal to 30% (or such lower rate as may be prescribed under an applicable U.S. income tax treaty) of its effectively connected earnings and profits. If a non-U.S. holder is described in the second bullet point above, such holder will be subject to a flat 30% tax on the gain recognized (which gain may be offset by certain U.S.-source capital losses), even though the holder is not considered a resident of the United States. Any amounts (including common stock) which a non-U.S. holder receives on a sale, exchange, repurchase, conversion or other taxable disposition of a note which are attributable to accrued and unpaid interest will be taxable as interest and subject to the rules described above under “Consequences to Non-U.S. Holders-Payments of Interest.”

In general, we would be a USRPHC if the fair market value of our U.S. real property interests equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business anytime within the preceding five year period. We believe that we are not, and we do not anticipate becoming, a USRPHC for U.S. federal income tax purposes. However, there can be no assurance that we will not become a USRPHC in the future.

Information Reporting and Withholding

U.S. Holders

Information reporting requirements generally will apply to payments of interest on the notes (including any accrued OID and any additional interest and/or special interest that we may be required to pay under circumstances described above under “Description of Notes-Events of Default”) and dividends on shares of common stock (including constructive dividends deemed paid) and to the proceeds of a sale of a note or share of common stock paid to a U.S. holder unless the U.S. holder is an exempt recipient (such as a corporation). Backup withholding (currently at a 24% rate) will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Non-U.S. Holders

Generally, we (or an applicable withholding agent) must report annually to the IRS and to non-U.S. holders the amount of interest (including any accrued OID and any additional interest and/or special interest that we may be required to pay under circumstances described above under “Description of Notes-Events of Default”) and dividends paid to non-U.S. holders (including constructive dividends deemed paid) and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty. In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends that we make, provided the certification requirements described above in the last bullet point under “Consequences to Non-U.S. Holders-Payments of Interest” have been met (and we (or an applicable withholding agent) do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient). In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note or share of common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the certification requirements described above have been met (and we and the relevant financial intermediaries do not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient) or the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Foreign Accounts

The Foreign Account Tax Compliance Act (“FATCA”) imposes withholding at a 30% rate on certain types of “withholdable payments” (including interest, accrued OID or constructive dividends paid on debt instruments and dividends and constructive dividends paid on stock in a U.S. corporation, and beginning January 1, 2019, the gross proceeds from the sale or other disposition of debt instruments and/or stock in a U.S.

corporation) made to a “foreign financial institution” or to a “non-financial foreign entity” (all as defined in the Code) (whether such foreign financial institution or non-financial foreign entity is the beneficial owner or an intermediary), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities (as defined in applicable U.S. Treasury Regulations), annually report certain information about such accounts and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders. Foreign governments may enter into an agreement with the IRS to implement FATCA in a different manner.

Prospective investors should consult their tax advisors regarding the application of FATCA to the purchase, ownership, and disposition of the notes or the shares of our common stock into which the notes are convertible.

VALIDITY OF SECURITIES
The validity of the securities being offered hereby will be passed upon for us by Cooley LLP, San Francisco, California. Any underwriters will also be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the applicable prospectus supplement.

EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.    Other Expenses of Issuance and Distribution
The following sets forth the costs and expenses, all of which will be paid by the Registrant, in connection with the distribution of the securities being registered. All amounts are estimated, except the SEC registration fee:

Registration Fee	$36,603
Legal Fees and Expenses	125,000
Trustee Fees and Expenses	1,000
Accounting Fees and Expenses	5,000
Miscellaneous Fees and Expenses	32,397

Total	$200,000
Item 15. Indemnification of Directors and Officers
Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents under certain circumstances.
As permitted by Section 102(b)(7) of the DGCL, the Registrant’s certificate of incorporation, as currently in effect, includes provisions that eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duties as directors to the fullest extent permitted by applicable law. In addition, the Registrant’s certificate of incorporation provides that the Registrant is required to indemnify, to the fullest extent permitted by applicable law, any director or officer of the Registrant who is or was a party or is threatened to be made a party to any proceeding (other than a proceeding by or in the right of the Registrant that has not been approved by the Registrant’s board of directors) by reason of the fact that he or she is or was serving in such capacity or is or was serving at the request of the Registrant as a director, officer, employee or agent of another entity, against expenses, judgments and other amounts paid in settlement actually and reasonably incurred by such person.
In addition, as permitted by Section 145 of the DGCL, the Registrant’s certificate of incorporation and bylaws, as currently in effect, provide that:

•
The Registrant is required to indemnify, to the fullest extent permitted by applicable law, any director or officer of the Registrant who was or is a party or is threatened to be made a party to any proceeding (other than a proceeding by or in the right of the Registrant) by reason of the fact that he or she is or was serving in such capacity or is or was serving at the request of the Registrant as a director, officer, employee or agent of another entity, against expenses, judgments and other amounts paid in settlement actually and reasonably incurred by such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful;

•
The Registrant is required to indemnify, to the fullest extent permitted by applicable law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that such person is or was serving in such capacity or is or was serving at the request of the Registrant as a director, officer, employee or agent of another entity, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, unless the court in which such proceeding is brought determines that such person is liable to the Registrant and does not determine that, despite such liability, such person is fairly and reasonably entitled to indemnification for such expenses;

•
The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, provided that such director or officer must undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification; and

•
The rights conferred in the Registrant’s certificate of incorporation and bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors and officers and to obtain insurance to indemnify such persons.

In addition, the Registrant’s policy is to enter into separate indemnification agreements with each of its directors and officers that require the Registrant to indemnify its directors and officers, to the maximum extent permitted by applicable law, and also provide for certain procedural protections. The Registrant also maintains a directors’ and officers’ liability insurance policy providing coverage to its directors and officers.
The indemnification obligations described above may be sufficiently broad to permit the indemnification of the Registrant’s directors and officers for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

See also the undertakings set out in response to Item 17.

Item 16.    Exhibits
The following Exhibits are filed as part of this Registration Statement:

Exhibit		Incorporated by Reference
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date

3.1	Amended and Restated Certificate of Incorporation of Cornerstone OnDemand, Inc., as amended	8-K	001-35098	3.1	June 20, 2018

3.2	Amended and Restated Bylaws of Cornerstone OnDemand, Inc.	8-K	001-35098	3.2	June 20, 2018

4.1	Indenture, dated as of December 8, 2017, by and between Cornerstone OnDemand, Inc. and U.S. Bank National Association, as trustee (including the form of 5.75% Convertible Senior Notes due 2021)	8-K	001-35098	4.1	December 8, 2017

4.2	Form of Cornerstone OnDemand, Inc.’s Common Stock Certificate	S-1/A	333-169621	4.1	February 11, 2011

5.1	Opinion of Cooley LLP

10.1	Investment Agreement, dated as of November 8, 2017, by and among, inter alia, Cornerstone OnDemand, Inc. and the other parties named therein, as amended	10-K	001-35098	10.24	February 27, 2018

12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Cooley LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

25.1	Form T-1 Statement of Eligibility of U.S. Bank National Association, to act as Trustee with respect to the Indenture dated as of December 8, 2017

Item 17.    Undertakings

The undersigned Registrant hereby undertakes:
(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)
Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date.

(5) That for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on the 7th day of August, 2018.

CORNERSTONE ONDEMAND, INC.

By:	/s/ Adam L. Miller
Adam L. Miller
Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Adam L. Miller and Brian L. Swartz, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him, in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and any related Registration Statement filed pursuant to Rule 462(b) or any successor regulation, and to file the same with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.
* * * *

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Adam L. Miller	Chief Executive Officer and Director (Principal Executive Officer)	August 7, 2018
Adam L. Miller

/s/ Brian L. Swartz	Chief Financial Officer (Principal Accounting and Financial Officer)	August 7, 2018
Brian L. Swartz

/s/ Elisa Steele	Chairperson and Director	August 7, 2018
Elisa Steele

/s/ Harold W. Burlingame	Director	August 7, 2018
Harold W. Burlingame

/s/ Dean Carter	Director	August 7, 2018
Dean Carter

/s/ Robert Cavanaugh	Director	August 7, 2018
Robert Cavanaugh

/s/ Richard Haddrill	Director	August 7, 2018
Richard Haddrill

/s/ Joseph Osnoss	Director	August 7, 2018
Joseph Osnoss

/s/ Marcus Ryu	Director	August 7, 2018
Marcus Ryu

/s/ Kristina Salen	Director	August 7, 2018
Kristina Salen

/s/ Steffan Tomlinson	Director	August 7, 2018
Steffan Tomlinson